Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and among

TOKAI PHARMACEUTICALS, INC.,

OTIC PHARMA, LTD.

and

SHAREHOLDERS OF OTIC PHARMA, LTD.

Dated as of December 21, 2016

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3.18	Insurance	36
3.19	No Fairness Opinion	36
3.20	Brokers; Fees and Expenses	36
3.21	Certain Business Relationships With Affiliates	36
3.22	Controls and Procedures, Certifications and Other Matters	37
3.23	Books and Records	37
3.24	Ownership of Public Company Common Stock	37
3.25	Privacy and Data Security	38
3.26	Government Funding	39
3.27	Export Control Laws	39
3.28	No Other Representations or Warranties	40

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY		40

4.1	Organization, Standing and Power	40
4.2	Capitalization	42
4.3	Subsidiaries	43
4.4	Authority; No Conflict; Required Filings and Consents	44
4.5	SEC Filings; Financial Statements; Information Provided	46
4.6	No Undisclosed Liabilities	47
4.7	Absence of Certain Changes or Events	47
4.8	Taxes	47
4.9	Owned and Leased Real Properties	49
4.10	Intellectual Property	50
4.11	Contracts	51
4.12	Litigation	52
4.13	Environmental Matters	53
4.14	Employee Benefit Plans	53
4.15	Compliance With Laws	56
4.16	Permits and Regulatory Matters	56
4.17	Employees	57
4.18	Insurance	58
4.19	Opinion of Financial Advisor	58
4.20	Section 203 of the DGCL	58
4.21	Brokers; Fees and Expenses	58
4.22	Controls and Procedures, Certifications and Other Matters	59
4.23	Books and Records	59
4.24	No Other Representations or Warranties	59

ARTICLE V CONDUCT OF BUSINESS		60

5.1	Covenants of Otic Pharma	60
5.2	Covenants of Public Company	63
5.3	Confidentiality	66

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ARTICLE VI ADDITIONAL AGREEMENTS		66

6.1	No Solicitation	66
6.2	Proxy Statement	70
6.3	NASDAQ Listing	71
6.4	Access to Information	71
6.5	Stockholder Approval	72
6.6	Legal Conditions to Transaction	72
6.7	Public Disclosure	73
6.8	Affiliate Legends	73
6.9	Indemnification	73
6.10	Notification of Certain Matters	75
6.11	Corporate Identity	75
6.12	Succession	75
6.13	Board of Directors of Public Company	75
6.14	Employee Communications	75
6.15	State Takeover Laws	76
6.16	Security Holder Litigation	76
6.17	Lock-Up; Regulation S	76

ARTICLE VII CONDITIONS TO TRANSACTION		77

7.1	Conditions to Each Party’s Obligation To Effect the Transaction	77
7.2	Additional Conditions to the Obligations of Public Company	77
7.3	Additional Conditions to the Obligations of Otic Pharma	78

ARTICLE VIII TERMINATION AND AMENDMENT		80

8.1	Termination	80
8.2	Effect of Termination	81
8.3	Fees and Expenses	82
8.4	Amendment	83
8.5	Extension; Waiver	83
8.6	Procedure for Termination, Amendment, Extension or Waiver	84

ARTICLE IX MISCELLANEOUS		84

9.1	Non-survival of Representations, Warranties and Agreements	84
9.2	Notices	84
9.3	Entire Agreement	85
9.4	No Third Party Beneficiaries	85
9.5	Assignment	85
9.6	Severability	86
9.7	Counterparts and Signature	86
9.8	Interpretation	86
9.9	Governing Law	86
9.10	Remedies	87
9.11	Submission to Jurisdiction	87
9.12	WAIVER OF JURY TRIAL	87
9.13	Disclosure Schedule	87

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Exhibit A	Form of Public Company Support Agreement

Exhibit B	Preliminary Closing Date Allocation Schedule

Exhibit C	OCS Undertaking

TABLE OF DEFINED TERMS

Terms	Cross Reference in Agreement
102 Plan	Section 3.8(k)
102 Trustee	Section 1.3(c)
104H Ruling	Section 1.8(c)(ii)
104H Trustee	Section 1.3(c)
Acquisition Proposal	Section 6.1(f)
Adjusted Warrant	Section 1.5
Affiliate	Section 3.2(e)
Aggregate Closing Consideration	Section 1.3(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Bankruptcy and Equity Exception	Section 2.2(a)
Business Day	Section 1.2
Certificate	Section 1.3(c)
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
Closing Date Allocation Schedule	Section 1.3(c)
Code	Section 1.3(c)
Confidentiality Agreement	Section 5.3
Contract	Section 3.11(f)
DGCL	Section 3.5(c)
Employee Benefit Plan	Section 3.14(n)(i)
Environmental Law	Section 3.13(d)
ERISA	Section 1.3(c)
ERISA Affiliate	Section 1.3(c)
Exchange Act	Section 3.5(b)
Exchange Ratio	Section 1.6
Export Approvals	Section 3.27(a)
FDA	Section 3.16(a)
Financial Statements	Section 3.5(a)
GAAP	Section 3.5(a)

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Terms	Cross Reference in Agreement
Governmental Entity	Section 1.3(c)
Government Grants	Section 3.26
Hazardous Substance	Section 3.13(e)
Indemnified Persons	Section 6.9(a)
Innovation Law	Section 3.26
Intellectual Property	Section 3.10(e)(i)
Interim Options Tax Ruling	Section 1.8(c)(i)
IRS	Section 3.14(f)
Israeli Income Tax Ordinance	Section 1.3(c)
Israeli Options Tax Ruling	Section 1.8(c)(i)
Israeli Severance Pay Law	Section 3.17(e)
Israeli Tax Rulings	Section 1.8(c)(ii)
ITA	Section 1.3(c)
Liens	Section 3.4(b)
Most Recent Balance Sheet Date	Section 3.5(a)
NASDAQ	Section 3.5(c)
NASDAQ Listing Application	Section 4.4(c)
NASDAQ Proposal	Section 6.3
OCS	Section 3.26
Ordinary Course of Business	Section 3.3(d)
Otic Pharma	Preamble
Otic Pharma Authorizations	Section 3.16(b)
Otic Pharma Balance Sheet	Section 3.5(a)
Otic Pharma Board	Section 1.3(c)
Otic Pharma Share Capital	Section 1.3(c)
Otic Pharma Ordinary Shares	Section 2.1(b)(ii)
Otic Pharma Disclosure Schedule	Article III
Otic Pharma Employee Plans	Section 3.14(a)
Otic Pharma Insurance Policies	Section 3.18
Otic Pharma Intellectual Property	Section 3.10(b)
Otic Pharma Leases	Section 3.9(b)
Otic Pharma Material Adverse Effect	Section 3.1
Otic Pharma Organizational Documents	Section 1.3(c)
Otic Pharma Preferred Shares	Section 1.3(c)
Otic Pharma Sites	Section 3.25(a)
Otic Pharma Share Options	Section 2.3(a)
Otic Pharma Share Plan	Section 2.3(a)
Otic Pharma Third Party Intellectual Property	Section 3.10(b)
Otic Pharma Termination Fee	Section 8.3(b)
Otic Pharma Voting Proposal	Section 3.4(a)
Otic Pharma Warrants	Section 3.2(d)
Outside Date	Section 8.1(b)
Patent Rights	Section 3.10(e)(ii)
Payee	Section 1.8(a)

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Terms	Cross Reference in Agreement
Paying Agent	Section 1.3(c)
Payor	Section 1.7
Permits	Section 3.16(a)
Personal Information	Section 3.25(b)
Piper	Section 3.20
Preliminary Closing Date Allocation Schedule	Section 1.3(c)
Privacy Laws	Section 3.25(b)
Proxy Statement	Section 3.5(c)
Public Company	Preamble
Public Company Authorizations	Section 4.16(a)
Public Company Balance Sheet	Section 4.5(b)
Public Company Board	Section 1.3(c)
Public Company Board Recommendation Change	Section 6.1(b)(i)
Public Company Common Stock	Section 2.1(c)
Public Company ESPP	Section 4.2(b)
Public Company Disclosure Schedule	Article IV
Public Company Employee Plans	Section 4.14(a)
Public Company Financial Advisor	Section 4.19
Public Company Insurance Policies	Section 4.18
Public Company Intellectual Property	Section 4.10(b)
Public Company Leases	Section 4.9(b)
Public Company Material Adverse Effect	Section 4.1
Public Company Meeting	Section 3.5(c)
Public Company Preferred Stock	Section 4.2(a)
Public Company SEC Reports	Section 4.5(a)
Public Company Support Agreement	Preamble
Public Company Stockholder Approval	Section 3.5(c)
Public Company Stock Options	Section 4.2(b)
Public Company Stock Plans	Section 4.2(b)
Public Company Termination Fee	Section 8.3(c)
Public Company Third Party Intellectual Property	Section 4.10(b)
Public Company Voting Proposal	Section 3.5(c)
Public Company Warrants	Section 4.2(c)
Qualified Person	Section 6.1(f)
Recommendation Change Notice	Section 6.1(b)
Regulating Authority	Section 3.16(a)
Regulation S Shareholder	Section 2.9
Representatives	Section 6.1(a)
Rule 145 Affiliates	Section 6.8
SEC	Section 3.4(c)
Section 102(b)(2)	Section 1.8(c)(i)
Section 14 Arrangement	Section 3.17(e)
Section 3(i)	Section 1.8(c)(i)
Securities Act	Section 2.8(a)

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Terms	Cross Reference in Agreement
Shareholders	Preamble
Specified Time	Section 6.1(f)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(f)
Taxes	Section 3.8(a)
Tax Returns	Section 3.8(a)
Trademarks	Section 3.10(e)(iii)
Transaction	Preamble
Valid Certificate	Section 1.8(a)
VAT	Section 3.8(n)
Withholding Drop Date	Section 1.8(a)

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of December 21, 2016, is entered into by and among Tokai Pharmaceuticals, Inc., a Delaware corporation (“Public Company”), Otic Pharma, Ltd., a private limited company organized under the laws of the State of Israel (“Otic Pharma”), and the shareholders of Otic Pharma identified on the signature page hereto (the “Shareholders”).

WHEREAS, the Shareholders own all of the issued and outstanding shares of Otic Pharma Share Capital;

WHEREAS, the parties desire to enter into this Agreement pursuant to which each Shareholder agrees to sell to Public Company and Public Company agrees to purchase from each Shareholder all of the shares of Otic Pharma Share Capital owned by such Shareholder (the “Transaction”), on the terms and subject to the conditions contained herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Shareholders’ and Otic Pharma’s willingness to enter into this Agreement, the stockholders of Public Company listed on Section A of the Public Company Disclosure Schedule have entered into Support Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Public Company Support Agreements”), pursuant to which such stockholders have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Public Company in favor of the Transaction and against any competing proposals.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Public Company, the Shareholders and Otic Pharma, intending to be legally bound, agree as follows:

ARTICLE I

THE SHARE PURCHASE

1.1 Share Purchase. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date Public Company shall purchase from each Shareholder, and each Shareholder shall, severally and not jointly, sell, convey, assign, transfer and deliver to Public Company, all of the Otic Pharma Share Capital owned by such Shareholder, as set forth opposite such Shareholder’s name on the Closing Date Allocation Schedule, free and clear of all Liens. Each Shareholder hereby waives any rights of pre-emption, rights of first refusal or other restrictions on transfer of the Otic Pharma Share Capital whether conferred by the Otic Pharma Organizational Documents or otherwise, in respect of the transfers contemplated by this Agreement.

1.2 Closing.

(a) Subject to the satisfaction or waiver (to the extent permitted by law) of the conditions set forth in Article VII, the closing of the Transaction (the “Closing”) will take place at 10:00 a.m., Eastern time, on a date to be specified by Public Company and Otic Pharma (the

“Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, unless another date, place or time is agreed to in writing by Public Company and Otic Pharma. For the purposes of this Agreement, the term “Business Day” shall mean any day other than a Friday, Saturday, Sunday or other day on which commercial banking institutions in New York, New York or Tel Aviv, Israel are authorized or permitted by law to be closed.

(b) At the Closing:

(i) Otic Pharma and the Shareholders shall deliver to Public Company the various certificates, instruments and documents referred to in Section 7.2;

(ii) Public Company shall deliver to Otic Pharma the various certificates, instruments and documents referred to in Section 7.3;

(iii) Public Company shall deliver the consideration contemplated by Section 1.3(b); and

(iv) each Shareholder shall deliver or procure to be delivered to Public Company:

(A) duly executed share transfer deeds in favor of Public Company in respect of all shares of Otic Pharma Share Capital owned by such Shareholder, together with Certificates in respect of such shares, or if any Certificate shall have been lost, stolen, destroyed or never issued, an affidavit of that fact by the person claiming such Certificate to be lost, stolen, destroyed or never issued;

(B) a copy of any power of attorney under which this Agreement or any of the transactions, transfers or documents contemplated by this Agreement is effected and/or executed by the Shareholder, and evidence of the authority of any person signing on behalf of any Shareholder that is a corporate entity; and

(C) a power of attorney appointing Public Company as its attorney in its name and on its behalf to exercise any or all of the voting and other rights, powers and privileges (including the right to nominate proxies on its behalf) attached to the shares of Otic Pharma Share Capital registered in its name and under which such Shareholder undertakes to ratify everything done by Public Company, as its attorney, in pursuance of the power of attorney, and agrees that such power of attorney is executed to secure the interest of Public Company in the Otic Pharma Share Capital and shall accordingly be irrevocable.

1.3 Closing Date Deliverables; Certain Definitions.

(a) No later than three Business Days prior to the Closing Date, Otic Pharma shall deliver to Public Company the Closing Date Allocation Schedule.

(b) On the Closing Date, Public Company shall deliver to the Shareholders, in accordance with the Closing Date Allocation Schedule, certificates representing a number of shares of common stock, $0.001 par value per share, of Public Company (“Public Company Common Stock”), equal to the Aggregate Closing Consideration; provided, that payment hereunder in the form of shares of Public Company Common Stock shall be made only in whole shares, and any fractional shares shall be rounded down to the nearest whole share.

(c) For purposes of this Agreement, the following terms shall have the following meanings:

“102 Trustee” means Altshuler Shaham Benefits Ltd., appointed by Otic Pharma to serve as trustee pursuant to Section 102 of the Israeli Income Tax Ordinance and approved by the ITA.

“104H Trustee” means the trustee appointed by Otic Pharma in accordance with the provisions of Section 104H of the Israeli Income Tax Ordinance, and to be approved by the ITA in the 104H Ruling.

“Aggregate Closing Consideration” means an aggregate number of newly issued shares of Public Company Common Stock equal to the product of the total number of the shares of Otic Pharma Share Capital issued and outstanding and held by the Shareholders as of immediately prior to the Closing and the Exchange Ratio, which aggregate number shall in no event exceed 36,911,631.

“Certificate” means a certificate which as of immediately prior to the Closing represented outstanding shares of Otic Pharma Share Capital.

“Closing Date Allocation Schedule” means a schedule, prepared by Otic Pharma in the format of the Preliminary Closing Date Allocation Schedule, dated as of the Closing Date and in form and substance reasonably acceptable to Public Company, setting forth, for each Shareholder: (a) such Shareholder’s name and address; (b) the number of shares of each class of Otic Pharma Share Capital held as of the Closing Date by such Shareholder; (c) the portion of the Aggregate Closing Consideration payable to such Shareholder in accordance with the Otic Pharma Organizational Documents; and (d) such information that is required under Treasury Regulation Section 1.6045-1 for any share of Otic Pharma Share Capital that is a covered security as defined in Treasury Regulation Section 1.6045-1(a)(15).

“Code” means the Internal Revenue Code of 1986, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the entity in question or any of its Subsidiaries.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Israeli Income Tax Ordinance” means the Israeli Income Tax Ordinance (New Version) 1961 and the regulations and rules promulgated thereunder.

“ITA” means the Israeli Tax Authority.

“Otic Pharma Board” means the Board of Directors of Otic Pharma.

“Otic Pharma Ordinary Shares” means Ordinary Shares, NIS 0.01 nominal value per share, of Otic Pharma.

“Otic Pharma Organizational Documents” means the Articles of Association of Otic Pharma.

“Otic Pharma Preferred Shares” means, collectively, the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares.

“Otic Pharma Share Capital” means Otic Pharma Ordinary Shares and Otic Pharma Preferred Shares, collectively.

“Paying Agent” means the Public Company, or such other entity or Person as may be mutually agreed by the Public Company and Otic Pharma.

“Preliminary Closing Date Allocation Schedule” means the schedule attached hereto as Exhibit B and dated as of the date hereof, setting forth, for each Shareholder: (a) such Shareholder’s name and address; (b) the number of shares of each class of Otic Pharma Share Capital expected to be held as of the Closing Date by such Shareholder; (c) the portion of the Aggregate Closing Consideration payable to such Shareholder in accordance with the Otic Pharma Organizational Documents; (d) such information that is required under Treasury Regulation Section 1.6045-1 for any share of Otic Pharma Share Capital that is a covered security as defined in Treasury Regulation Section 1.6045-1(a)(15).

“Public Company Board” means the Board of Directors of Public Company.

“Representatives” means, with respect to any entity, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such entity, acting in such capacity.

“Series A Preferred Shares” means the Series A Preferred Shaers, NIS 0.01 nominal value per share, of Otic Pharma.

“Series B Preferred Shares” means the Series B Preferred Shaers, NIS 0.01 nominal value per share, of Otic Pharma.

“Series C Preferred Shares” means the Series C Preferred Shaers, NIS 0.01 nominal value per share, of Otic Pharma.

1.4 [Intentionally omitted]

1.5 Treatment of Otic Pharma Share Options and Otic Pharma Warrants.

(a) At the Closing, each outstanding option to purchase Otic Pharma Ordinary Shares (each, a “Otic Pharma Share Option” and collectively, the “Otic Pharma Share Options”), whether vested or unvested, and the Otic Pharma Ltd. Global Share Incentive Plan (2012) (the “Otic Pharma Share Plan”) itself, insofar as it relates to outstanding Otic Pharma Share Options, shall be assumed by Public Company and shall become an option to acquire, on the same terms and conditions as were applicable under such Otic Pharma Share Option immediately prior to the Closing, such number of shares of Public Company Common Stock as is equal to the number of shares of Otic Pharma Ordinary Shares subject to the unexercised portion of such Otic Pharma Share Option immediately prior to the Closing multiplied by the Exchange Ratio (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Otic Pharma Share Option immediately prior to the Closing divided by the Exchange Ratio (rounded up to the nearest whole cent); provided that the assumption of each Otic Pharma Share Option pursuant to this Section 2.3(a) shall comply with all requirements of Sections 424 and 409A of the Code and the Treasury regulations issued thereunder, as applicable, and of the Israeli Options Tax Ruling. Such Otic Pharma Share Options shall continue in effect on the same terms and conditions to which they are currently subject (subject to the adjustments required by this Section 1.5 after giving effect to the Transaction). Otic Pharma shall, prior to the Closing, take all actions necessary or desirable in connection with the treatment of Otic Pharma Share Options contemplated by this Section 1.5(a), including obtaining the consent from each holder of any Otic Pharma Share Options (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

(b) As soon as practicable after the Closing, Public Company shall deliver to the participants in the Otic Pharma Share Plan appropriate notice setting forth such participants’ rights pursuant to Otic Pharma Share Options, as provided in this Section 1.5.

(c) Public Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Public Company Common Stock for delivery upon exercise of Otic Pharma Share Options assumed in accordance with this Section 1.5. As promptly as practicable after the Closing, Public Company shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Public Company Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(d) Otic Pharma shall terminate any employee share purchase plans in accordance with their terms as of or prior to the Closing.

(e) At the Closing, by virtue of the Transaction, each Otic Pharma Warrant outstanding immediately prior to the Closing shall be automatically assumed by Public Company and shall become a warrant to acquire, on the same terms and conditions as were applicable under such Otic Pharma Warrant, such number of shares of Public Company Common Stock as is equal to the number of Otic Pharma Ordinary Shares, Series B Preferred Shares or Series C Preferred Shares, as applicable, subject to the unexercised portion of such Otic Pharma Warrant immediately prior to the Closing multiplied by the Exchange Ratio (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Otic Pharma Warrant immediately prior to the Closing divided by the Exchange Ratio (rounded up to the nearest whole cent) (each, as so adjusted, an “Adjusted Warrant”). Otic Pharma shall, prior to the Closing, take all actions necessary or desirable in connection with the treatment of Otic Pharma Warrants contemplated by this Section 2.3(e). Public Company shall take all corporate actions necessary to reserve for issuance of shares of Public Company Common Stock that will be subject to the Adjusted Warrants.

(f) For purposes of this Section 1.5, “Exchange Ratio” means 4.255.

1.6 Allocation Schedules.

(a) The Preliminary Closing Date Allocation Schedule sets forth a good faith estimate as of the date of this Agreement of the amounts payable to the Shareholders pursuant to this Agreement. Otic Pharma shall deliver to Public Company, at least three Business Days prior to the Closing, the Closing Date Allocation Schedule. Public Company shall be entitled to rely conclusively on the Closing Date Allocation Schedule, and, as between the Shareholders, on the one hand, and Public Company, on the other hand, any amounts delivered by the Public Company to any Shareholder in accordance with the Closing Date Allocation Schedule shall be deemed for all purposes to have been delivered to the applicable Shareholder in full satisfaction of the obligations of the Public Company under this Article I.

(b) Public Company shall pay the portion of the Aggregate Closing Consideration payable in respect of the Otic Pharma Share Capital to the applicable Shareholders in accordance with the Closing Date Allocation Schedule.

1.7 Withholding Rights. Subject to the provisions of Section 1.8, each of Otic Pharma, Public Company, the Paying Agent and the 102 Trustee (each, a “Payor”) will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any person such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Israeli Income Tax Ordinance, the Code, or any other applicable law, including the Israeli Income Tax Ordinance and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from Shareholders and any other recipients of payments hereunder. In the event that any amount is so deducted and withheld, and properly remitted to the applicable Tax authority, such amount will be treated for all purposes of this Agreement as having been paid to the person to whom the payment from which such amount was withheld was made. The Public Company undertakes to promptly provide each of the Shareholders from whom Tax was so withheld with sufficient evidence regarding the amounts that were paid and withheld with respect to such Shareholders.

1.8 Additional Withholding Matters.

(a) Notwithstanding Section 1.7 above, with respect to Israeli Tax, no amount payable to a Shareholder or to a holder of Otic Pharma Share Options (each a “Payee”) under this Agreement at the Closing shall be subject to withhold of Israeli Tax if the 104H Ruling has been received.

(b) To the extent not previously filed, Otic Pharma shall cause its Israeli counsel in full coordination with Public Company and its Israeli counsel, to prepare and file with the ITA an application for the following rulings:

(i) A ruling in relation to the Otic Pharma Share Capital subject to the provisions of Section 102(b)(2) of the Israeli Income Tax Ordinance (“Section 102(b)(2)”) and Otic Pharma Share Options subject to the provisions of Section 102(b)(2) or Section 3(i) of the Israeli Income Tax Ordinance (“Section 3(i)”), as applicable, confirming, among others, that: (i) the assumption of the Otic Share Option Plan, and of the Otic Pharma Share Capital and Otic Pharma Share Options, which remain subject to the statutory minimum trust period under such Section 102 of the Israeli Income Tax Ordinance, will not constitute a violation of the requirements of Section 102 of the Israeli Income Tax Ordinance; and (ii) Public Company and anyone acting on its behalf, including the Paying Agent, shall be exempt from withholding Tax in relation to any payments or consideration transferred to the 102 Trustee in relation to Otic Pharma Share Capital subject to Section 102(b)(2) or Otic Pharma Share Options subject to Section 102(b)(2) or Section 3(i), as applicable; which ruling may be subject to customary conditions regularly associated with such a ruling (the “Israeli Options Tax Ruling”). If the Israeli Options Tax Ruling is not granted prior to the Closing, Otic Pharma shall seek to receive prior to the Closing an interim tax ruling confirming among others that Public Company and anyone acting on its behalf (including the Paying Agent) shall be exempt from Israeli withholding Tax in relation to any payments made to the 102 Trustee with respect to Otic Pharma Share Capital subject to Section 102(b)(2) or Otic Pharma Share Options subject to Section 102(b)(2) or Section 3(i) (which interim tax ruling may be subject to customary conditions regularly associated with such an interim tax ruling) (the “Interim Options Tax Ruling”); and

(ii) A ruling confirming that the provisions of Section 104H apply to the Transaction and that the applicable Israeli Tax with respect to the Transaction shall be deferred in accordance with the provisions of Section 104H (the “104H Ruling” and together with the Interim Options Tax Ruling and the Israeli Options Tax Rulings, the “Israeli Tax Rulings”).

(c) The parties will cause their respective Israeli counsel, advisors and accountants to coordinate and cooperate and provide all information required with respect to Otic Pharma’s preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Rulings. Subject to the terms and conditions hereof, Otic Pharma shall use commercially reasonable efforts to promptly take, or cause to be taken, all reasonable action and to do, or cause to be done, all reasonable things necessary, proper or advisable to obtain the Israeli Tax Rulings as promptly as practicable; provided, however, that if none of such Israeli Tax Rulings is obtained for any reason whatsoever by the Closing Date, the Closing shall be delayed or postponed. For the avoidance of doubt, it is clarified that the language of the Israeli Tax Rulings (as applicable) shall be subject to the prior written approval of Public Company and its Israeli counsel, which shall not be unreasonably withheld or delayed. Otic Pharma will inform Public Company and its Israeli counsel in advance of any meeting or other discussion with the ITA with respect to any of the Israeli Tax Rulings and allow Public Company’s counsel to attend such meeting and participate in such discussions. Should Public Company’s counsel not attend any such meeting or discussion with the ITA, the counsel of Otic Pharma shall provide such counsel with an update of such meeting or discussion within one (1) Business Day of such meeting or discussion.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

Each Shareholder, severally and not jointly, represents and warrants to Public Company that the statements contained in this Article II are true and correct.

2.1 Organization, Standing. To the extent such Shareholder is an entity, (a) the Shareholder is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and (b) the Shareholder is not in default under or in violation of any provision of its organizational documents. The Shareholder has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

2.2 Authority, Power; No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 2.2(a) of the Otic Pharma Disclosure Schedule, the Shareholder has all requisite power and authority and capacity (in the case of individuals) to execute and deliver this Agreement and the other agreements contemplated hereby to which the Shareholder is a party and to perform the Shareholder’s obligations hereunder and thereunder. The execution and delivery by the Shareholder of this Agreement and the other agreements contemplated hereby to which the Shareholder is a party and the performance by the Shareholder of this Agreement and the consummation by the Shareholder of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of the Shareholder. This Agreement and all other agreements contemplated hereby to which the Shareholder is a party have been or will be as of the Closing Date duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by Public Company, Otic Pharma, the other Shareholders, and any other party thereto, constitutes or will constitute a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Shareholder does not, and the consummation by the Shareholder of the Transaction shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Shareholder (to the extent Shareholder is an entity), (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature (“Liens”) on assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Shareholder is a party or by which any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 2.2(b), for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not reasonably likely to prohibit or materially delay the ability of the Shareholder to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder. Section 2.2(b) of the Otic Pharma Disclosure Schedule lists all consents, waivers and approvals (if any) under any of the Shareholder’s agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated by this Agreement, which, if individually or in the aggregate were not obtained, would reasonably be expected to prohibit or materially delay the ability of the Shareholder to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Shareholder in connection with the execution and delivery of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated by this Agreement, except for such consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would reasonably be expected to prohibit or materially delay the ability of the Shareholder to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

2.3 Ownership of Otic Pharma Share Capital. The Shareholder holds legally, beneficially and of record all of the Shareholder’s Otic Pharma Share Capital set forth on Section 3.2(b) of the Otic Pharma Disclosure Schedule, free and clear of any Liens (other than restrictions on transfer arising under applicable securities laws). Except as set forth in Section 2.3 and Section 3.2(e) of the Otic Pharma Disclosure Schedule, the Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of any Shares. Upon consummation of the purchase contemplated hereby, Public Company will acquire from the Shareholder good and marketable title to all Shares owned by the Shareholder, free and clear of all Liens (other than restrictions on transfer arising under applicable securities laws).

2.4 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against the Shareholder that questions the validity of this Agreement or any action taken or to be taken by the Shareholder in connection herewith or that would reasonably be expected to prohibit or materially delay the Shareholder’s ability to consummate the transactions contemplated by this Agreement. The Shareholder does not have any claim of any kind against Otic Pharma.

2.5 Brokers. The Shareholder has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.6 Purchase for Own Account; Sophistication. The Shareholder acknowledges and agrees that shares of Public Company Common Stock to be acquired by the Shareholder pursuant to this Agreement will be acquired for investment for the Shareholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Shareholder acknowledges and agrees that the Shareholder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third party, with respect to any of the shares of Public Company Common Stock to be received by it pursuant to this Agreement. The Shareholder represents and warrants that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of owning the shares of Public Company Common Stock to be received by it pursuant to this Agreement. The Shareholder has the ability to bear the economic risk of the investment in shares of Public Company Common Stock, including complete loss of such investment.

2.7 Access to Information. The Shareholder acknowledges that (a) it has been afforded (i) access to information about each of Otic Pharma and Public Company, respectively, and their respective financial conditions, results of operations, businesses, properties and prospects sufficient to enable the Shareholder to evaluate its investment in Public Company Common Stock; and (ii) the opportunity to obtain such additional information that the other party possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment in Public Company Common Stock and any such additional information has been provided to the Shareholder’s reasonable satisfaction, and (b) it has sought such professional advice as it has considered necessary to make an informed decision with respect to its acquisition of the Public Company Common Stock. Except to the extent expressly provided for in this Agreement, the Shareholder hereby agrees that neither Public Company nor any of its Affiliates will have or be subject to any liability or indemnification obligation to the Shareholder or to any other person resulting from the issuance of shares of Public Company Common Stock to the Shareholders.

2.8 Restricted Securities; Legends.

(a) The Shareholder understands that the shares of Public Company Common Stock to be received by it in connection with the Transaction have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the

Shareholder’s representations and warranties as expressed herein. The Shareholder understands that such shares of Public Company Common Stock will be “restricted securities” under applicable securities laws and that, pursuant to these laws, the Shareholder must hold such shares indefinitely unless they are registered with the Securities and Exchange Commission (the “SEC”) and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(b) The Shareholder understands that the shares of Public Company Common Stock to be received by it in connection with the Transaction may be notated with one or more of the following legends:

(i) “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii) Any legend required by applicable securities laws to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

2.9 Accredited Investor; Regulation S. Except as set forth on Schedule 2.9 to this Agreement, the Shareholder either is (a) an “accredited investor” (as defined in Regulation D promulgated under the Securities Act) or (b) not a “U.S. person” within the meaning of Rule 902 of Regulation S of the Securities Act and is not acquiring Public Company Common Stock pursuant to this Agreement for the account or benefit of any U.S. person within the meaning of Rule 902 of Regulation S of the Securities Act (each such Shareholder, a “Regulation S Shareholder”).

2.10 No Other Representations or Warranties. The Shareholder hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Public Company nor any other person on behalf of Public Company makes any express or implied representation or warranty with respect to Public Company or with respect to any other information provided to Otic Pharma, any Shareholder or any of their Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Public Company set forth in Article IV (in each case as qualified and limited by the Public Company Disclosure Schedule)) no Shareholder nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF OTIC PHARMA

Otic Pharma represents and warrants to Public Company that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by Otic Pharma to Public Company on the date of this Agreement (the “Otic Pharma Disclosure Schedule”). For purposes hereof, the phrase “to the knowledge of Otic Pharma” and similar expressions mean the actual knowledge of the persons identified on Section K of the Otic Pharma Disclosure Schedule for this purpose, and such knowledge as such persons would reasonably be expected to have obtained in the course of their performance of their positions at Otic Pharma (but without any special investigation).

3.1 Organization, Standing and Power. Otic Pharma is a private limited company duly organized and validly existing under the laws of the State of Israel and is not a “breaching company” in the records of the Israeli Registrar of Companies. Otic Pharma has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed on Section 3.1 of the Otic Pharma Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Otic Pharma Material Adverse Effect. For purposes of this Agreement, the term “Otic Pharma Material Adverse Effect” means any material adverse change, effect, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of Otic Pharma and its Subsidiaries, taken as a whole; provided, however, that none of the following, to the extent arising after the date of this Agreement, shall be deemed to be a Otic Pharma Material Adverse Effect: any change or event caused by or resulting from (A) changes in prevailing economic or market conditions in the United States or any other jurisdiction in which such entity has substantial business operations (except to the extent those changes have a disproportionate effect on Otic Pharma and its Subsidiaries relative to the other participants in the industry or industries in which Otic Pharma and its Subsidiaries operate in the relevant jurisdiction), (B) changes or events affecting the industry or industries in which Otic Pharma and its Subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Otic Pharma and its Subsidiaries relative to the other participants in the industry or industries in which Otic Pharma and its Subsidiaries operate), (C) changes in generally accepted accounting principles or requirements applicable to Otic Pharma and its Subsidiaries (except to the extent those changes or events have a disproportionate effect on Otic Pharma and its Subsidiaries relative to the other participants in the industry or industries in which Otic Pharma and its Subsidiaries operate), (D) changes in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes or events have a disproportionate effect on Otic Pharma and its Subsidiaries relative to the other participants in the industry or industries in which Otic Pharma and its Subsidiaries operate), (E) any natural disaster or any outbreak of major hostilities in which the United States or Israel is involved or any act of terrorism within the United States or Israel or directed against their facilities or citizens wherever located (except to the extent those changes or events have a disproportionate effect on Otic Pharma and its Subsidiaries relative to the other participants in the industry or industries in which Otic Pharma and its Subsidiaries operate), or (F) any failure by Otic Pharma to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of this clause (F), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Otic Pharma Material Adverse Effect or Public Company Material Adverse Effect, in each case as defined in this Agreement. Otic Pharma has made available to Public Company complete and accurate copies of the Otic Pharma Organizational Documents and is not in material default under or in material violation of any provision of such documents.

3.2 Capitalization.

(a) The authorized share capital of Otic Pharma consists of 9,207,060 Ordinary Shares, of which 740,215 were issued and outstanding, and 5,958,682 Preferred Shares, of which: (i) 691,000 shares are designated as Series A Preferred Shares, of which 493,551 were issued and outstanding, (ii) 4,327,590 shares are designated as Series B Preferred Shares, of which 2,640,711 were issued and outstanding, and (iii) 1,546,950 shares are designated as Series C Preferred Shares, of which 940,092 were issued and outstanding. The rights and privileges of each class and series of Otic Pharma’s share capital are as set forth in Otic Pharma’s articles of association. As of the date of this Agreement, no shares were held in the treasury of Otic Pharma or by Subsidiaries of Otic Pharma.

(b) Section 3.2(b) of the Otic Pharma Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of the holders of Otic Pharma Share Capital, showing the number of shares, and the class or series of such shares, held by each shareholder and (for shares other than Otic Pharma Ordinary Shares) the number of shares of Otic Pharma Ordinary Shares (if any) into which such shares are convertible. Section 3.2(b) of the Otic Pharma Disclosure Schedule also sets forth a complete and accurate list of all issued and outstanding shares of Otic Pharma Ordinary Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of Otic Pharma, indicating the name of the applicable shareholder, the vesting schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the transactions contemplated by this Agreement, and whether to the knowledge of Otic Pharma such holder has the sole power to vote and dispose of such shares.

(c) The Otic Pharma Ltd. Global Share Initiative Plan (2012) is the sole Otic Pharma Share Plan that Otic has ever had. Section 3.2(c) of the Otic Pharma Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) the number of shares of Otic Pharma Ordinary Shares issued to date under such plan, the number of shares of Otic Pharma Ordinary Shares subject to outstanding options under such Plan and the number of shares of Otic Pharma Ordinary Shares reserved for future issuance under such Plan; and (ii) all outstanding Otic Pharma Share Options, indicating with respect to each such Otic Pharma Share Option the name of the holder thereof, the number of shares of Otic Pharma Ordinary Shares subject to such Otic Pharma Share Option, the exercise price, the date of grant and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Transaction, whether such Otic Pharma Share Option is intended to be an incentive stock option, whether each such Otic Pharma Share Option was granted and is subject to Tax pursuant to Section 3(i) of the Israeli Income Tax Ordinance or Section 102 of the Israeli Income Tax Ordinance and the applicable sub-section of Section 102 of the Israeli Income Tax Ordinance, and for Otic Pharma Share Options subject to Section 102(b)(2) of the Israeli Income Tax Ordinance the date of deposit of such Otic Pharma Share Option with the 102 Trustee, including also full details of the grant and the date of deposit of the respective option agreement with the 102 Trustee.Otic Pharma has made available to Public Company complete and accurate copies of the Otic Pharma Share Plan and the form of share option agreements evidencing Otic Pharma Share Options.

(d) Section 3.2(d) of the Otic Pharma Disclosure Schedule sets forth the number of shares of Otic Pharma Ordinary Shares and Otic Pharma Preferred Shares reserved for future issuance pursuant to warrants or other outstanding rights (other than Otic Pharma Share Options) to purchase shares of Otic Pharma Ordinary Shares and Otic Pharma Preferred Shares outstanding as of the date of this Agreement (such outstanding warrants or other rights, the “Otic Pharma Warrants”) and the agreement or other document under which such Otic Pharma Warrants were granted and sets forth a complete and accurate list of all holders of Otic Pharma Warrants indicating the number and type of shares of Otic Pharma Share Capital subject to each Otic Pharma Warrant, and the exercise price, the date of grant and the expiration date thereof. Otic Pharma has made available to Public Company complete and accurate copies of the forms of agreements evidencing all Otic Pharma Warrants.

(e) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Otic Pharma Share Plan, (A) there are no equity securities of any class of Otic Pharma, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Otic Pharma is a party or by which Otic Pharma or any of its Subsidiaries is bound obligating Otic Pharma or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Otic Pharma or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Otic Pharma or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Otic Pharma does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than Otic Pharma’s articles of association, neither Otic Pharma nor any of its Affiliates is a party to or is bound by any, and to the knowledge of Otic Pharma, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares or other equity interests of Otic Pharma. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act. Except as contemplated by this Agreement or described in this Section 3.2(e), there are no registration rights to which Otic Pharma or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Otic Pharma.

(f) All outstanding Otic Pharma Share Capital is, and all shares of Otic Pharma Ordinary Shares subject to issuance as specified in Sections 3.2(c), 3.2(d), and 3.2(e) upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable law, the Otic Pharma Organizational Documents or any agreement to which Otic Pharma is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Otic Pharma or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Otic Pharma Share Capital. All outstanding shares of Otic Pharma Share Capital have been offered, issued and sold by Otic Pharma in compliance with all applicable securities laws.

(g) No consent of the holders of Otic Pharma Share Options or Otic Pharma Warrants, apart from consents previously obtained, is required in connection with the actions contemplated by Section 1.5.

3.3 Subsidiaries.

(a) Section 3.3(a) of the Otic Pharma Disclosure Schedule sets forth, for each Subsidiary of Otic Pharma: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) owns or controls, directly or indirectly, securities or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) Each Subsidiary of Otic Pharma is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (to the extent such concepts are applicable in such jurisdiction), has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and as currently proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Otic Pharma Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Otic Pharma are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which Otic Pharma has the power to cause to be transferred for no or nominal consideration to Otic Pharma or Otic Pharma’s designee) are owned, of record and beneficially, by Otic Pharma or another of its Subsidiaries free and clear of all Liens, claims, agreements or limitations in Otic Pharma’s voting rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Otic Pharma or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Otic Pharma. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Otic Pharma. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Otic Pharma.

(c) Otic Pharma has made available to Public Company complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary of Otic Pharma.

(d) Otic Pharma does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of Otic Pharma. There are no obligations, contingent or otherwise, of Otic Pharma or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of Otic Pharma or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Otic Pharma or any other entity, other than guarantees of bank obligations of Subsidiaries of Otic Pharma entered into in the ordinary course of business consistent in all material respects with past practice (as applicable to a party, the “Ordinary Course of Business”).

3.4 Authority; No Conflict; Required Filings and Consents.

(a) Otic Pharma has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Otic Pharma have been duly authorized by all necessary corporate action on the part of Otic Pharma. This Agreement has been duly executed and delivered by Otic Pharma and constitutes the valid and binding obligation of Otic Pharma, enforceable against Otic Pharma in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by Otic Pharma does not, and the consummation by Otic Pharma of the Transaction shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Otic Pharma or of the charter, bylaws or other organizational document of any Subsidiary of Otic Pharma, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Liens on Otic Pharma’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any Contract required to be disclosed in Section 3.11(d) of the Otic Pharma Disclosure Schedules, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Otic Pharma or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, have not had, and are not reasonably likely to result in, the loss of a material benefit to, or in the creation of any material liability for, Otic Pharma. Section 3.4(b) of the Otic Pharma Disclosure Schedule lists all consents, waivers and approvals under any of Otic Pharma’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated by this Agreement, which, if individually or in the aggregate were not obtained, would result in a loss of a material benefit to, or the creation of any material liability for, Otic Pharma or Public Company as a result of the Transaction.

(c) Except as set forth in Section 3.14(c) of the Otic Pharma Disclosure Schedule, no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to Otic Pharma or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Otic Pharma or the consummation by Otic Pharma of the Transaction, except for such consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not result in a loss of a material benefit to, or the creation of any material liability for, Otic Pharma or Public Company as a result of the Transaction. No publication of a prospectus in Israel is required by or with respect to Otic Pharma or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Otic Pharma or the consummation by Otic Pharma of the Transaction.

3.5 Financial Statements; Information Provided.

(a) Otic Pharma has made available to Public Company correct and complete copies of the Financial Statements. The Financial Statements (i) comply as to form in all material respects with all applicable accounting requirements, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements) and (iii) fairly present in all material respects the consolidated financial position of Otic Pharma and its Subsidiaries as of the dates thereof and the consolidated assets, liabilities, business, financial condition, results of its operations and cash flows for the periods indicated, consistent with the books and records of Otic Pharma and its Subsidiaries, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments, which will not be material in amount or effect and which do not contain footnotes otherwise required by GAAP. For purposes of this Agreement, “Financial Statements” means (i) the audited consolidated balance sheets and statements of income, changes in shareholders’ equity and cash flows of Otic Pharma as of the end of and for each of the last three fiscal years, and (ii) the unaudited consolidated balance sheet of Otic Pharma (the “Otic Pharma Balance Sheet”) as of September 30, 2016 (the “Most Recent Balance Sheet Date”) and the unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the nine months ended as of the Most Recent Balance Sheet Date.

(b) Deloitte, Brightman Almagor Zohar & Co., Otic Pharma’s current auditor, is and to the knowledge of Otic Pharma has been at all times since its engagement by Otic Pharma been, (x) “independent” with respect to Otic Pharma and its Subsidiaries within the meaning of Regulation S-X and (y) in compliance with subsections (g) through (l) of Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (to the extent applicable), and the related rules of the SEC and Public Company Accounting Oversight Board.

(c) The information to be supplied by or on behalf of Otic Pharma for inclusion in a definitive proxy statement on Schedule 14A seeking stockholder approval of the Public Company Voting Proposal (the “Proxy Statement”) to be sent to the stockholders of Public Company in connection with the meeting of Public Company’s stockholders (the “Public Company Meeting”) to consider the issuance of shares of Public Company Common Stock in the Transaction (the “Public Company Voting Proposal”) under the rules of The NASDAQ Stock Market, Inc. (“NASDAQ”) and the General Corporation Law of the State of Delaware (the “DGCL”) (the “Public Company Stockholder Approval”), which information shall be deemed to include all information about or relating to Otic Pharma and its Subsidiaries shall not, on the date the Proxy Statement is first mailed to stockholders of Public Company, or at the time of the Public Company Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Public Company Meeting that has become false or misleading.

3.6 No Undisclosed Liabilities. Otic Pharma does not have any liability that is required to be set forth on a balance sheet of Otic Pharma in accordance with GAAP, except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business, (c) liabilities for transaction expenses incurred in connection with the transactions contemplated by this Agreement and (d) contractual and other liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet.

3.7 Absence of Certain Changes or Events. During the period beginning on the Most Recent Balance Sheet Date and ending on the date hereof, Otic Pharma and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Otic Pharma Material Adverse Effect; or (ii) any other action that would have required consent of Public Company pursuant to Section 5.1 (other than clause (A) of paragraph (j) or paragraphs (k) or (l) thereof) had such action or event occurred after the date of this Agreement.

3.8 Taxes.

(a) Each of Otic Pharma and its Subsidiaries has properly filed on a timely basis all income and other material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of Otic Pharma and its Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of Otic Pharma and each of its Subsidiaries for Tax periods through the date of the Otic Pharma Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Otic Pharma Balance Sheet and all unpaid Taxes of Otic Pharma and each of its Subsidiaries for all Tax periods commencing after the date of the Otic Pharma Balance Sheet arose in the Ordinary Course of Business. Neither Otic Pharma nor any of its Subsidiaries is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is Otic Pharma. With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business and liabilities thereunder, neither Otic Pharma nor any of its Subsidiaries (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than Otic Pharma or any of its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All material Taxes that Otic Pharma or any of its Subsidiaries was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and each of Otic Pharma and its Subsidiaries has complied with all material information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party. For purposes of this Agreement, (i) “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, health tax, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items, and (ii) “Tax Returns” shall mean any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to a Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

(b) Otic Pharma has delivered or made available to Public Company (i) complete and correct copies of all Tax Returns of Otic Pharma and any of its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Otic Pharma or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of Otic Pharma or any of its Subsidiaries. No examination or audit of any Tax Return of Otic Pharma or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of Otic Pharma, threatened or contemplated. Neither Otic Pharma nor any of its Subsidiaries has been informed in writing by any jurisdiction in which Otic Pharma or any Subsidiary does not file a Tax Return that the jurisdiction believes that Otic Pharma or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither Otic Pharma nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, other than routine extensions available as a matter of right which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(c) Neither Otic Pharma nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(d) Neither Otic Pharma nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(e) Neither Otic Pharma nor any of its Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Otic Pharma or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(f) There are no Liens with respect to Taxes upon any of the assets or properties of Otic Pharma or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.

(g) Neither Otic Pharma nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws), (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iv) installment sale or other open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(h) Neither Otic Pharma nor any of its Subsidiaries has participated in any “reportable transaction” as defined in section 1.6011-4(b) of the Treasury Regulations or any analogous provision of state or local law.

(i) Neither Otic Pharma nor any Subsidiary (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes, (ii) has made an entity classification (“check-the-box”) election under Section 7701 of the Code, (iii) is, or has been, a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), or (iv) is, or has been, a shareholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(j) Neither Otic Pharma nor any Subsidiary (A) has or has had a permanent establishment in any country (other than its country of incorporation) as defined in any applicable Tax treaty or convention between such foreign country and Otic Pharma’s or its Subsidiary’s country of incorporation or (B) has or has had operations constituting doing business for Tax purposes in any country (other than its country of incorporation).

(k) The Otic Pharma Share Plan is intended to qualify as a capital gains track plan under Section 102 of the Israeli Income Tax Ordinance (a “102 Plan”), and has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. Otic Pharma Share Capital and Otic Pharma Share Options which are subject to Tax under Section 102 of the Israeli Income Tax Ordinance and which were issued under any 102 Plan have been granted and issued, as applicable, in compliance with the applicable requirements of Section 102 of the Israeli Income Tax Ordinance (including the relevant sub-sections of Section 102) and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the appointment of an authorized trustee to hold the Otic Pharma Share Capital and Otic Pharma Share Options, and the due deposit of such Otic Pharma Share Capital and Otic Pharma Share Options with such trustee pursuant to the terms of Section 102 of the Israeli Income Tax Ordinance and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012.

(l) All related party transactions involving Otic Pharma or any of its Subsidiaries have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax law. Each of Otic Pharma and its Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder or the comparable provisions of any other foreign Tax law, as applicable, including Section 85A of the Israeli Income Tax Ordinance and the regulations promulgated thereunder.

(m) Otic Pharma and its Subsidiaries have complied in all material respects with all applicable laws relating to the payment and withholding of Taxes, including from payments made or deemed made to employees, suppliers, lenders and other third parties, from payments made or deemed made to any Person and have duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws. Otic Pharma and its Subsidiaries are materially in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Tax laws.

(n) Otic Pharma is duly registered for the purposes of Israeli value added tax and has complied in all material respects with the requirements concerning value added Taxes (“VAT”). Otic Pharma (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and, to the knowledge of Otic Pharma, there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant taxing authority the output VAT which it is required to collect and remit under any applicable law; and (iii) has not received a refund for input VAT for which it is not entitled under applicable law.

(o) Otic Pharma is not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the Israeli Income Tax Ordinance.

(p) Otic Pharma does not and has never participated or engaged in any transaction listed in Section 131(g) of the Israeli Income Tax Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder.

(q) Otic Pharma is not and has never been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(r) Each of Otic Pharma and each Subsidiary is a resident for Tax purposes solely in its country of incorporation, and, neither the Company nor its Subsidiary is subject to Tax in any jurisdiction other than its country of incorporation whether by virtue of having employees, or any other place of business in such jurisdiction or by virtue of exercising management and control in such jurisdiction.

(s) Neither Otic Pharma nor any of its Subsidiaries has made a valid election to be treated as a “Privileged Enterprise” (Mifaal Muadaf) under the Law for Encouragement of Capital Investments, 1959.

(t) Otic Pharma has provided to Public Company all material documentation relating to any applicable Tax holidays or incentives (other than incentives generally available by operation of law without application to or action by any Governmental Entity). Otic Pharma and its Subsidiaries are in compliance with the requirements of all such Tax holidays and incentives and none of the Tax holidays or incentives will be jeopardized by the consummation of the Transaction.

(u) Otic Pharma does not own any interest in any controlled foreign corporation pursuant to Section 75B of the Israel Income Tax Ordinance, or other entity the income of which is required to be included in the income of Otic Pharma.

3.9 Owned and Leased Real Properties.

(a) Neither Otic Pharma nor any of its Subsidiaries owns or has ever owned any real property.

(b) Section 3.9(b) of the Otic Pharma Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Otic Pharma or any of its Subsidiaries as of the date of this Agreement (collectively, the “Otic Pharma Leases”) and the location of the premises. Neither Otic Pharma nor any of its Subsidiaries nor, to the knowledge of Otic Pharma, any other party is in breach or default and no event has occurred, is pending or, to the knowledge of Otic Pharma, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default under any of Otic Pharma Leases, except where the existence of such breaches or defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, the loss of a material right or in a material liability of Otic Pharma or any of its Subsidiaries. Neither Otic Pharma nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than Otic Pharma and its Subsidiaries. Otic Pharma has made available to Public Company complete and accurate copies of all Otic Pharma Leases.

3.10 Intellectual Property.

(a) To the knowledge of Otic Pharma, Otic Pharma and its Subsidiaries own, license or otherwise possess legally enforceable rights, free and clear of any Liens, to use all material Intellectual Property used or necessary to conduct the business of Otic Pharma and its Subsidiaries as currently conducted, or that would be used or necessary as such business is currently proposed to be conducted (excluding generally commercially available software programs).

(b) The execution and delivery of this Agreement and consummation of the Transaction will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by Otic Pharma or any of its Subsidiaries that is material to the business of Otic Pharma and its Subsidiaries, taken as a whole, including software that is used in the development or manufacture of or forms a part of any product or service sold by or expected to be sold by Otic Pharma or any of its Subsidiaries, but excluding generally commercially available software programs (such Intellectual Property, the “Otic Pharma Intellectual Property”) or (ii) any license, sublicense and other agreement as to which Otic Pharma or any of its Subsidiaries is a party and pursuant to which Otic Pharma or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of Otic Pharma and its Subsidiaries, taken as a whole, including software that is used in the development or manufacture of or forms a part of any product or service sold by or expected to be sold by Otic Pharma or any of its Subsidiaries, but excluding generally commercially available software programs (such Intellectual Property, the “Otic Pharma Third Party Intellectual Property”). Section 3.10(b)(i) of the Otic Pharma

Disclosure Schedule sets forth a complete and accurate list of all Patent Rights and registrations and applications for Trademarks and copyrights included in Otic Pharma Intellectual Property and Section 3.10(b)(ii) sets forth a complete and accurate list of all agreements under which Otic Pharma or any of its Subsidiaries has in-licensed any Otic Pharma Third Party Intellectual Property.

(c) To the knowledge of Otic Pharma, all issued patents and registrations for Trademarks, service marks and copyrights which are owned by or licensed to Otic Pharma or any of its Subsidiaries and that are material to the business of Otic Pharma and its Subsidiaries, taken as a whole, are valid and subsisting and all payments due and all registration and renewal formalities relating to Otic Pharma Intellectual Property are up to date, complete and correct. Otic Pharma and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Otic Pharma Intellectual Property. To the knowledge of Otic Pharma, as of the date of this Agreement (i) no other person or entity is infringing, violating or misappropriating any of the Otic Pharma Intellectual Property or Otic Pharma Third Party Intellectual Property and (ii) no claim or demand has been made in writing and no proceeding has been filed or is threatened in writing asserting that such Intellectual Property is invalid or unenforceable.

(d) To the knowledge of Otic Pharma, none of the (i) products previously or currently sold by Otic Pharma or any of its Subsidiaries or (ii) business or activities previously or currently conducted by Otic Pharma or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party. As of the date of this Agreement, neither Otic Pharma nor any of its Subsidiaries has received any written complaint, claim or notice alleging any such infringement, violation or misappropriation.

(e) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Intellectual Property” means the following subsisting throughout the world:

(A) Patent Rights;

(B) Trademarks and all goodwill in the Trademarks;

(C) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(D) mask works and registrations and applications for registration thereof under the laws of any jurisdiction;

(E) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or non-copyrightable and whether or not reduced to practice; and

(F) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

(ii) “Patent Rights” means all patents, patent applications, utility models, and design registrations (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

(iii) “Trademarks” means all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

3.11 Contracts.

(a) As of the date of this Agreement, there are no Contracts that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to Otic Pharma (assuming Otic Pharma was subject to the requirements of the Exchange Act), other than those Contracts identified in Section 3.11(a) of the Otic Pharma Disclosure Schedule.

(b) Neither Otic Pharma nor any of its Subsidiaries has entered into any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K (assuming Otic Pharma was subject to the requirements of the Exchange Act), other than as disclosed in Section 3.11(b) of the Otic Pharma Disclosure Schedule.

(c) Neither Otic Pharma nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to Otic Pharma Intellectual Property as a result of the transactions contemplated by this Agreement.

(d) Section 3.11(d) of the Otic Pharma Disclosure Schedule lists the following Contracts of Otic Pharma in effect as of the date of this Agreement:

(i) any Contract (or group of related Contracts) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than 180 days from the date of this Agreement, (B) which involves an aggregate of more than $150,000 or (C) in which Otic Pharma or any of its Subsidiaries has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a particular party;

(ii) any Contract under which the consequences of a default or termination would reasonably be likely to have a Otic Pharma Material Adverse Effect;

(iii) any Contract that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of Otic Pharma or any of its Subsidiaries or Public Company or any of its Subsidiaries as currently conducted and as currently proposed to be conducted;

(iv) any Contract under which Otic Pharma or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(v) any dealer, distribution, joint marketing, joint venture, joint development, partnership, strategic alliance, collaboration, development agreement or outsourcing arrangement;

(vi) any Contract for the conduct of research studies, pre-clinical or clinical studies, manufacturing, distribution, supply, marketing or co-promotion of any products in development by or which has been or which is being marketed, distributed, supported, sold or licensed out, in each case by or on behalf of Otic Pharma or any of its Subsidiaries; and

(vii) any Contract that would entitle any third party to receive a license or any other right to intellectual property of Public Company or any of Public Company’s Affiliates following the Closing.

(e) Otic Pharma has made available to Public Company a complete and accurate copy of each Contract listed in Sections 3.10(b)(i), 3.10(b)(ii), 3.11(a), 3.11(b) and 3.11(d) of the Otic Pharma Disclosure Schedule. With respect to each Contract so listed: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against Otic Pharma and/or its Subsidiaries party thereto, as applicable, and, to the knowledge of Otic Pharma, against each other party thereto, as applicable, subject to the Bankruptcy and Equity Exception; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against Otic Pharma and/or its Subsidiaries party thereto, as applicable, and, to the knowledge of Otic Pharma, against each other party thereto, immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing (other than any such Contracts that expire or terminate before such time in accordance with their terms and not as a result of a breach or default by Otic Pharma or its Subsidiaries), in each such case subject to the Bankruptcy and Equity Exception; and (iii) none of Otic Pharma, its Subsidiaries nor, to the knowledge of Otic Pharma, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of Otic Pharma, is threatened, which, with or without notice or lapse of time, or both, would constitute a breach or default by Otic Pharma, its Subsidiaries or, to the knowledge of Otic Pharma, any other party under such Contract, except for such breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Otic Pharma Material Adverse Effect.

(f) For purposes of this Agreement, the term “Contract” shall mean, with respect to any person, any written, oral or other agreement, contract, subcontract, lease (whether for real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature to which such person is a party or by which such person or any of its assets are bound under applicable law.

3.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or threatened in writing against Otic Pharma or any of its Subsidiaries that (a) seeks either damages in excess of $100,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, except for such actions, suits, proceedings, claims, arbitrations or investigations first arising after the date of this Agreement that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Otic Pharma Material Adverse Effect. There are no material judgments, orders or decrees outstanding against Otic Pharma or any of its Subsidiaries.

3.13 Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Otic Pharma Material Adverse Effect:

(i) Otic Pharma and its Subsidiaries have complied with all applicable Environmental Laws;

(ii) the properties currently owned, leased or operated by Otic Pharma and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances;

(iii) the properties formerly owned, leased or operated by Otic Pharma or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, use or operation by Otic Pharma or any of its Subsidiaries;

(iv) neither Otic Pharma nor any of its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party; and

(v) neither Otic Pharma nor any of its Subsidiaries have released any Hazardous Substance into the environment.

(b) As of the date of this Agreement, neither Otic Pharma nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Otic Pharma or any of its Subsidiaries may be in violation of, liable under or have obligations under, any Environmental Law.

(c) Neither Otic Pharma nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(d) For purposes of this Agreement, the term “Environmental Law” means any law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety or natural resources, (ii) the handling, use, storage, treatment, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(e) For purposes of this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance that is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Otic Pharma Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Otic Pharma or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of, or relating to, any current or former employee or other service provider of Otic Pharma or any of its Subsidiaries (collectively, the “Otic Pharma Employee Plans”). Except as set forth in Section 3.14(a) of the Otic Pharma Disclosure Schedule, no Otic Pharma Employee Plan is subject to ERISA or covers any person providing services in the United States.

(b) With respect to each Otic Pharma Employee Plan, Otic Pharma has made available to Public Company, a complete and accurate copy of (i) such plan (or a written summary of any unwritten plan), (ii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Otic Pharma Employee Plan, (iii) the three (3) most recent financial statements for each Otic Pharma Employee Plan that is funded, (iv) all personnel, payroll and employment manuals and policies, (v) all employee handbooks, (vi) all regulatory or other filings or submissions to any Governmental Entity with respect to each Otic Pharma Employee Plan, if any, (vii) all material correspondence to or from any Governmental Entity received in the last three years with respect to each Otic Pharma Employee Plan, if any.

(c) Each Otic Pharma Employee Plan has been administered in all respects in accordance with applicable laws and the regulations thereunder and in accordance with its terms and each of Otic Pharma and its Subsidiaries and their respective ERISA Affiliates has in all respects met its obligations with respect to such Otic Pharma Employee Plan and has made all required contributions thereto (or reserved such contributions on the Otic Pharma Balance Sheet). Otic Pharma and its Subsidiaries and each of their respective ERISA Affiliates and each Otic Pharma Employee Plan are in compliance in all respects with the currently applicable law. All filings and reports as to each Otic Pharma Employee Plan required to have been submitted under applicable law have been timely submitted. There is no audit, investigation or other proceeding (including any voluntary correction application) pending against or involving any Otic Pharma Employee Plan. There have been no events with respect to any Otic Pharma Employee Plan that could result in payment or assessment by or against Otic Pharma or any of its Subsidiaries of any Taxes. With respect to Otic Pharma Employee Plans, no event has occurred, and to the knowledge of Otic Pharma, there exists no condition or set of circumstances in connection with which Otic Pharma or any of its Subsidiaries could be subject to any liability that is reasonably likely, individually or in the aggregate, to have a Otic Pharma Material Adverse Effect under applicable law.

(d) There are no legal proceedings (except claims for benefits payable in the normal operation of the Otic Pharma Employee Plan) against or involving any Otic Pharma Employee Plan or asserting any rights or claims to benefits under any Otic Pharma Employee Plan. Neither Otic Pharma nor any of its Subsidiaries has received any written notice of any audit or examination of any Otic Pharma Employee Plan by any Governmental Entity.

(e) With respect to Otic Pharma Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Otic Pharma, which obligations are reasonably likely, individually or in the aggregate, to have a Otic Pharma Material Adverse Effect. The assets of each Otic Pharma Employee Plan that is funded are reported at their fair market value on the books and records of such Otic Pharma Employee Plan.

(f) All Otic Pharma Employee Plans (if any) that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service (the “IRS”) to the effect that such Otic Pharma Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Otic Pharma Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Otic Pharma Employee Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.

(g) Neither Otic Pharma nor any of its Subsidiaries nor any of their respective ERISA Affiliates has (i) ever maintained an Employee Benefit Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Otic Pharma Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Otic Pharma Employee Plan holds securities issued by Otic Pharma or any of its Subsidiaries or any of their respective ERISA Affiliates.

(h) Each Otic Pharma Employee Plan is amendable and terminable unilaterally by Otic Pharma and any of Otic Pharma’s Subsidiaries and their respective ERISA Affiliates that are a party thereto or covered thereby at any time without liability to Otic Pharma or any of its Subsidiaries or their respective ERISA Affiliates as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto), and no Otic Pharma Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Otic Pharma or any of its Subsidiaries or their respective ERISA Affiliates from amending or terminating any such Otic Pharma Employee Plan. The investment vehicles used to fund Otic Pharma Employee Plans may be changed at any time without incurring a sales charge, surrender fee or other similar expense.

(i) Neither Otic Pharma nor any of its Subsidiaries nor any of their respective ERISA Affiliates is a party to any oral or written (i) agreement with any shareholders, director, executive officer or other key employee of Otic Pharma or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Otic Pharma or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Otic Pharma or any of its Subsidiaries or any of its ERISA Affiliates that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code, without regard to Section 280G(b)(4) of the Code; (iii) agreement providing any person providing for “tax gross up” or tax indemnifications related to Sections 280G or 409A of the Code or otherwise; or (iv) agreement or plan binding Otic Pharma or any of its Subsidiaries or any of its ERISA Affiliates, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. There are no loans or extensions of credit by Otic Pharma, any of its Subsidiaries or any of their respective ERISA Affiliate to any employee or any other service provider to Otic Pharma or any of its Subsidiaries.

(j) None of the Otic Pharma Employee Plans promises or provides post-termination medical or other post-termination welfare benefits to any person, except as required by applicable law and at the sole expense of the participant

(k) Otic Pharma and its Subsidiaries are in material compliance with all applicable provisions of the Affordable Care Act, including reporting requirements, and there has been no change in health plan terms or coverage that would reasonably be expected to attract an excise tax under Section 4980H of the Code for the current year.

(l) Each Otic Pharma Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) complies in form and operation with Section 409A of the Code and all IRS regulations and other guidance promulgated thereunder. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code. No stock option or equity unit option granted under any Otic Pharma Employee Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. No nonqualified deferred compensation plan has been administered in a manner that would cause an excise tax to apply to payments to plan participants.

(m) Section 3.14(m) of the Otic Pharma Disclosure Schedule sets forth the policy of Otic Pharma and each of its Subsidiaries with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of September 30, 2016.

(n) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Employee Benefit Plan” means any “employee pension benefit plan” (including as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, fringe benefits, perquisites, change in control benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise.

3.15 Compliance With Laws. Otic Pharma and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and, as of the date of this Agreement, has not received any notice alleging any material violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

3.16 Permits and Regulatory Matters.

(a) Otic Pharma and each of its Subsidiaries have all permits, licenses, registrations, authorizations, certificates, orders, approvals, franchises, variances and other similar rights issued by or obtained from any Governmental Entities (collectively, “Permits”) that are material to the conduct of its business as currently conducted, including a business permit and all such Permits required by the U.S. Food and Drug Administration (the “FDA”) and any other federal, state or foreign agencies or bodies (together with the FDA, the “Regulating Authority”) engaged in the regulation of pharmaceuticals or biohazardous materials.

(b) All Permits that are necessary for the conduct of the business of Otic Pharma and each of its Subsidiaries as currently conducted (“Otic Pharma Authorizations”) are in full force and effect, and to the knowledge of Otic Pharma, no violations or notices of failure to comply have been issued or recorded in respect of any such Otic Pharma Authorization. No such Otic Pharma Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement. Otic Pharma and each of its Subsidiaries is in compliance in all material respects under any of such Otic Pharma Authorizations. All applications, reports, notices and other documents required to be filed by Otic Pharma and its Subsidiaries with all Governmental Entities under the Otic Pharma Authorizations have been timely filed and are complete and correct in all material respects as filed or as amended prior to the date of this Agreement. None of Otic Pharma, any Subsidiary of Otic Pharma, and to Otic Pharma’s knowledge, any officer, employee or agent of Otic Pharma or any of its Subsidiaries has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other Governmental Entity, or (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any Governmental Entity.

(c) Otic Pharma and each of its Subsidiaries: (i) is and at all times has been in material compliance, to the extent applicable, with all statutes, rules, regulations, and with all orders and guidance administered or issued by the FDA or any other Governmental Entity exercising comparable authority, applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product tested, developed, promoted, marketed, manufactured or distributed by Otic Pharma and each of its Subsidiaries; (ii) has not received any notice or correspondence from any Governmental Entity alleging or asserting any noncompliance with any Otic Pharma Authorizations; and (iii) has not received notice that any Governmental Entity has taken or is intending to take action to limit, suspend, modify or revoke any Otic Pharma Authorizations and, to the knowledge of Otic Pharma, there is no action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that such Governmental Entity is considering such action. Neither Otic Pharma nor any of its Subsidiaries nor any of their respective officers, employees or agents have made an untrue statement of a material fact or fraudulent statement to any Governmental Entity relating to the Otic Pharma Authorizations or failed to disclose a material fact required to be disclosed to any Governmental Entity relating to the Otic Pharma Authorizations.

(d) There are no seizures, recalls, market withdrawals, field notifications or corrective actions, notifications of misbranding or adulteration, destruction orders, safety alerts or similar actions relating to the safety or efficacy of any products marketed or sold by Otic Pharma or any of its Subsidiaries being conducted, requested in writing or, to the knowledge of Otic Pharma, threatened by the FDA or any other Governmental Entity. Otic Pharma has not, either voluntarily or involuntarily, initiated, conducted or issued or caused to be initiated, conducted or issued any recall, market withdrawal, safety alert or other similar notice or action relating to the alleged lack of safety or efficacy of any products marketed or sold by Otic Pharma or any of its Subsidiaries.

(e) The studies, tests and preclinical and clinical trials, if any, conducted by or on behalf of Otic Pharma or any of its Subsidiaries are being conducted or have been conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by Otic Pharma or its Subsidiaries and all applicable laws and regulations. The descriptions of, protocols for, and data and other results of, any such studies, tests and/or trials that have been furnished or made available to Public Company are accurate and complete in all material respects. Otic Pharma is not aware of any studies, test or trials the results of which reasonably call into question the results of the studies, tests and trials conducted by or on behalf of Otic Pharma or any of its Subsidiaries, and neither Otic Pharma nor any of its Subsidiaries has received any notices or correspondence from the FDA or any other Governmental Entity exercising comparable authority or any institutional review board or comparable authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of Otic Pharma or any of its Subsidiaries.

3.17 Employees.

(a) All current and past employees, founders and current and former independent contractors of Otic Pharma or any of its Subsidiaries have entered into confidentiality and assignment of inventions agreements (which include a waiver of moral rights) with Otic Pharma or such Subsidiary, a copy or form of which has previously been made available to Public Company. All former and current employees have executed a waiver of the right to claim royalties in Service Inventions as defined in Section 132 of the Israel Patents Law, 1967 (the “Patents Law”). The Intellectual Property owned by Otic Pharma was developed and created solely by either (i) employees of Otic Pharma or its Subsidiaries acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights therein to Otic Pharma or its Subsidiaries, and no third party owns or has any claim, right or interest in or to any of the Intellectual Property owned by Otic Pharma.

(b) To the knowledge of Otic Pharma, no Otic Pharma personnel who was involved in, or who contributed to, the creation or development of any Intellectual Property owned by Otic Pharma, has performed services for any Governmental Entity, university, college or other educational institution or research center with respect to technology or inventions that have been or may be incorporated into a product of Otic Pharma or related to Intellectual Property owned by Otic Pharma, during a period of time during which such Otic Pharma personnel was also performing services for Otic Pharma or any of its Subsidiaries. Otic Pharma and its Subsidiaries are not subject to any order of any Governmental Entity that restricts or impairs the use, transfer or licensing of any portion of Intellectual Property owned by Otic Pharma.

(c) To the knowledge of Otic Pharma, as of the date of this Agreement, no employee of Otic Pharma or any Subsidiary of Otic Pharma is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Otic Pharma or any of its Subsidiaries because of the nature of the business currently conducted by Otic Pharma or any of its Subsidiaries or to the use of trade secrets or proprietary information of others. To the knowledge of Otic Pharma, as of the date of this Agreement, no key employee or group of key employees has any plans to terminate employment with Otic Pharma or its Subsidiaries.

(d) Neither Otic Pharma nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Otic Pharma nor any of its Subsidiaries is the subject of any proceeding asserting that Otic Pharma or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of Otic Pharma, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Otic Pharma or any of its Subsidiaries.

(e) Section 3.17(e) of the Otic Pharma Disclosure Schedule contains a list of all employees of Otic Pharma and its Subsidiaries along with the position, the annual rate of salary of each such employee, whether such employee is full time or part time, is exempt or non-exempt from overtime compensation laws, is on leave and if so, the type of leave and expected date of return, visa status (as applicable), date of hire, any incentive payment paid or payable in calendar year 2016 (and whether such incentive is cash or, if not, what other property is due), short-term or temporary basis, vacation entitlement and accrued vacation or paid time-off balance, car entitlement, sick leave entitlement and accrual (if any), and recuperation pay entitlement and accrual, pension entitlements and provident funds (including manager’s insurance, pension fund, education fund and health fund), their respective contribution rates for each component (e.g., severance component, pension savings and disability insurance) and the salary basis for such contributions, severance entitlements (including whether such employee, to the extent employed in the State of Israel, is subject to a Section 14 arrangement under the Severance Pay Law, 5723 1963 (the “Israeli Severance Pay Law” and “Section 14 Arrangement”)), and, to the extent such employee is subject to such a Section 14 Arrangement, an indication of whether such arrangement (or other applicable pension arrangement) has been applied to such person from the commencement date of their employment and on the basis of their entire salary including other compensation (e.g., commission), main work location, notice period entitlement, and any other material compensation payable to such employee. Neither Otic Pharma nor its Subsidiaries is delinquent in payments to any employees for wages, salaries, commissions or bonuses for services performed as of the date of this Agreement or amounts required by applicable law to be reimbursed to such employees. The consummation of the Transaction will not give rise to any liability of Otic Pharma or any of its Subsidiaries for payments related to severance, termination, bonus, accrued vacation or personal time, accrued days of sick pay or any similar payment.

(f) Otic Pharma and its Subsidiaries are, and at all times within applicable statutes of limitations have been, in material compliance with all applicable laws respecting labor, employment, hiring and termination, fair employment practices, terms and conditions of employment, occupational health and safety and wage and hour laws, including the Advance Notice for Dismissal and Resignation Law, 5761-2001, the Notification to an Employee (Terms of Employment) Law, 5762-2002, the Wage Protection Law 5718-1958, Prior Notice to the Employee Law, 5762-2002, the Prevention of Sexual Harassment Law, 5758-1998, the Hours of Work and Rest Law, 5711-1951, the Annual Leave Law, 5711-1951, the Employment by Human Resource Contractors Law, 5756-1996 and the Increased Enforcement of Labor Laws-2012. During the past three (3) years, each current and former employee of each of Otic Pharma and its Subsidiaries has been properly categorized as exempt or non-exempt from applicable laws pertaining to payment of minimum wage and overtime compensation and has been paid overtime wages to the extent required by applicable law. Each individual who has rendered services to Otic Pharma or any of its Subsidiaries and has been classified as an independent contractor or other non-employee status for any purpose (including for purposes of Taxes and Tax reporting and under Otic Pharma Employee Plans) has been properly so classified. During the past three (3) years, there has not been and there is no pending or, to the knowledge of Otic Pharma, threatened, any material claim, charge, grievance or Legal Proceeding against Otic Pharma or any of its Subsidiaries brought by or on behalf of any current or former applicant, employee, independent contractor, subcontractor, leased employee, volunteer, or temporary employee of Otic Pharma or its Subsidiaries, alleging violation of any applicable employment law, agreement or any other claim arising out of such Person’s employment, application for employment or termination of employment, consulting or other relationship with Otic Pharma or any of its Subsidiaries.

(g) Otic Pharma and its Subsidiaries have withheld, paid and reported all amounts required by the Israeli Tax Ordinance, the National Insurance Law (Consolidated Version), 5755 1995, the National Health Insurance Law, 5754-1994 or any other law or by contract to be withheld, paid and reported with respect to compensation, wages, salaries, payments to the National Insurance Institute, employees’ pension or managers insurance funds, disability insurance, continuing education fund or other similar funds and other payments to employees or consultants of Otic Pharma and its Subsidiaries. Neither Otic Pharma nor any of its Subsidiaries is required to make payments for overtime hours above the global overtime compensation paid by it.

(h) At all times since January 1, 2014, Otic Pharma and its Subsidiaries have never engaged any employees whose employment would require special licenses or permits by Otic Pharma or its Subsidiaries. Otic Pharma and its Subsidiaries have not engaged, and do not currently engage, any contractors or contractors’ employees who, according to Israeli law, would reasonably be expected to be entitled to the rights of an employee vis-à-vis Otic Pharma or its Subsidiaries, including rights to severance pay, vacation, recuperation pay (dmei havraa) and other employee-related statutory and contractual benefits.

(i) Otic Pharma’s and (if applicable) its Subsidiaries’ obligations to provide statutory severance pay to its Israeli employees pursuant to the Israeli Severance Pay Law are fully funded in accordance with Section 14 under the Israeli Severance Pay Law and it is and was implemented properly, from the commencement date of the employee’s employment and on the basis of the employee’s entire salary. Upon the termination of employment of Israeli employees, Otic Pharma will not have to make any payment under the Israeli Severance Pay Law, except for release of the funds accumulated in accordance with Section 14.

(j) Otic Pharma and its Subsidiaries are not required (under any law, contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by law to be provided pursuant to rules and regulations of the Israeli Histadrut (General Federation of Labor), the Israeli Coordinating Bureau of Economic Organization and the Israeli Industrialists’ Association. Otic Pharma and its Subsidiaries have not and are not subject to, and no employee or consultant of them benefits from, any extension order (tzavei harchave) or any general contract or arrangement with respect to employment or termination of employment, except those extension orders that apply to all Israeli companies generally, and there are no unwritten Otic Pharma policies or customs which, by extension, could entitle Israeli employees to any benefits in addition to what they are entitled by applicable law, agreement or any written policy.

(k) Section 3.17(k) of the Otic Pharma Disclosure Schedule contains a list of all employees of each of Otic Pharma and its Subsidiaries who are a party to a non-competition agreement with Otic Pharma; copies of such agreements have previously been delivered, or made available, to Public Company. Section 3.17(k) of the Otic Pharma Disclosure Schedule also contains a list of all employees of each of Otic Pharma and its Subsidiaries who are not citizens or lawful permanent residents of the jurisdiction in which they are working, and for each, the basis of his or her employment authorization in such jurisdiction and the expiration of such authorization.

3.18 Insurance. Otic Pharma and its Subsidiaries maintain insurance policies (the “Otic Pharma Insurance Policies”), including insurance covering directors and officers for securities law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Otic Pharma Insurance Policy is in full force and effect. None of the Otic Pharma Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of any of the transactions contemplated by this Agreement. Otic Pharma and each of its Subsidiaries have complied in all material respects with the provisions of each Otic Pharma Insurance Policy under which it is the insured party. No insurer under any Otic Pharma Insurance Policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All claims under the Otic Pharma Insurance Policies have been filed in a timely fashion.

3.19 No Fairness Opinion. Otic Pharma has not received, and, as of the date hereof, does not intend to obtain, an opinion from any financial advisor, investment banker or other firm or person performing a similar function, with respect to the fairness of the Transaction, including the fairness of the consideration to be received by holders of Otic Pharma Share Capital in connection with the Transaction.

3.20 Brokers; Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Otic Pharma or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Piper Jaffray & Co (“Piper”) whose fees and expenses shall be paid by Otic Pharma immediately prior to the Closing. Otic Pharma has made available to Public Company a complete and accurate copy of all agreements pursuant to which Piper is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement. Otic Pharma is not a party to any agreements with any agent, broker, investment banker, financial advisor or other similar firm or person that have not been made available to Public Company and which grant to such person rights after the Closing, other than agreement that have been made available to the Public Company.

3.21 Certain Business Relationships With Affiliates. Other than as set forth in Section 3.21 of the Otic Pharma Disclosure Schedules, no Affiliate of Otic Pharma or of any of its Subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of Otic Pharma or any of its Subsidiaries, (b) has any claim or cause of action against Otic Pharma or any of its Subsidiaries or (c) owes any money to, or is owed any money by, Otic Pharma or any of its Subsidiaries. Section 3.21 of the Otic Pharma Disclosure Schedule describes any material Contracts between Otic Pharma and any Affiliate thereof which were entered into or have been in effect at any time since September 30, 2014, other than (i) any employment Contracts, invention assignment agreements and other Contracts entered into in the Ordinary Course of Business relating to employment, or (ii) Contracts relating to stock purchases and awards, stock options and other equity arrangements, in each case relating to compensation.

3.22 Controls and Procedures, Certifications and Other Matters.

(a) Otic Pharma and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting that provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Otic Pharma and to maintain accountability for Otic Pharma’s consolidated assets, (iii) access to assets of Otic Pharma and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Otic Pharma and its Subsidiaries is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) Otic Pharma maintains disclosure controls and procedures as would be required by Rules 13a-15 or 15d-15 under the Exchange Act if Otic Pharma were registered under Section 12 of the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Otic Pharma and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Otic Pharma’s filings with the SEC and other public disclosure documents. Section 3.22(b) of the Otic Pharma Disclosure Schedule lists, and Otic Pharma has made available to Public Company copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

(c) Neither Otic Pharma nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Otic Pharma. Section 3.22(c) of the Otic Pharma Disclosure Schedule identifies any loan or extension of credit maintained by Otic Pharma to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

(d) Otic Pharma either (i) satisfies the conditions to qualification as a “smaller reporting company” set forth in 17 C.F.R. 229.10(f)(1), or (ii) if shares of Otic Pharma Ordinary Shares were traded on any regulated market or stock exchange, would qualify as a “smaller reporting company,” as defined by 17 C.F.R. 229.10(f)(1).

3.23 Books and Records. The minute books and other similar records of Otic Pharma and each of its Subsidiaries contain complete and accurate records of all material actions taken at any meetings of Otic Pharma’s or such Subsidiary’s shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of Otic Pharma and each of its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Otic Pharma or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

3.24 Ownership of Public Company Common Stock. None of Otic Pharma nor any of Otic Pharma’s “Affiliates” or “Associates” directly or indirectly “owns,” beneficially or otherwise, and at all times during the three-year period prior to the date of this Agreement, none of Otic Pharma’s “Affiliates” or “Associates” directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Public Company Common Stock, as those terms are defined in Section 203 of the DGCL.

3.25 Privacy and Data Security.

(a) Otic Pharma and each of its Subsidiaries, the products and all internet websites owned, maintained or operated by or on behalf of Otic Pharma or any of its Subsidiaries (the “Otic Pharma Sites”), and all third parties, solely in connection with their performance of activities on Otic Pharma’s or any of Otic Pharma’s Subsidiaries’ behalf or in connection with their use of Personal Information collected by or on behalf of Otic Pharma or any of its Subsidiaries, comply, and have at all times complied with all applicable data security, and Privacy Laws. Copies of all current internal and public-facing privacy policies of Otic Pharma, if any, that apply to the Otic Pharma Sites and products have been made available to the Public Company, and none of the disclosures in such policies have been in violation of any Privacy Laws. Any consents required under applicable laws for the collection, processing, transfer and other use of Personal Information by Otic Pharma or any of its Subsidiaries for the conduct of the business of Otic Pharma or any of its Subsidiaries have been obtained. There is no complaint to, or any proceeding, or to the knowledge of Otic Pharma, an investigation (formal or informal) or claim or audit currently pending against, Otic Pharma or any of Otic Pharma’s Subsidiaries by any Person with respect to Personal Information and, to the knowledge of Otic Pharma, there is no threatened complaint, proceeding, investigation (formal or informal) or claim against Otic Pharma or any of its Subsidiaries with respect thereto. With respect to all Personal Information collected, stored, used, or maintained by or for Otic Pharma or any of its Subsidiaries, Otic Pharma and its Subsidiaries have at all times implemented reasonable security measures aiming to ensure that such Personal Information is protected against loss and against unauthorized access, use, modification and disclosure. To the knowledge of Otic Pharma, there has been no loss, unauthorized access to or other misuse of such Personal Information. All databases owned, controlled, held or used by Otic Pharma or any of its Subsidiaries and required to be registered under applicable laws have been properly registered, and the data therein has been used by Otic Pharma or any of its Subsidiaries solely as permitted pursuant to such registrations. The consummation of the contemplated transactions shall not violate Otic Pharma’s internal and public-facing privacy policies as they currently exist or any applicable law.

(b) For the purposes of this Agreement:

“Privacy Laws” shall mean all applicable laws regarding the collection, use and protection of Personal Information (including the Protection of Privacy Law 1981 and related regulations, directives and orders of any Governmental Entity of the State of Israel).

“Personal Information” shall mean individually identifiable information from or about an individual, including an individual’s: (a) personally identifiable information (e.g., name, address, telephone number, email address, financial account number, government-issued identifier, details of a person’s personality, personal status, intimate affairs, state of health, economic status, professional training, opinions or beliefs and any other data used or intended to be used to identify, contact or precisely locate a person), (b) Internet Protocol address or other persistent identifier; and (c) “information” as defined by the Israeli Protection of Privacy Law, 1981 and applicable Israeli judicial precedents defining that term and the corresponding laws of other jurisdictions.

3.26 Government Funding. Otic Pharma is subject to the provisions of the Encouragement of Research, Development and Technological Innovation in the Industry Law 5744 1984, or the “Innovation Law” (formerly known as the Israeli Encouragement of Industrial Research and Development Law 5744-1984), as amended from time to time and/or such other law as will be legislated in lieu thereof, including the regulations, directives, procedures and rules that have been or will be promulgated thereunder and/or by virtue thereof. Section 3.26 of the Otic Pharma Disclosure Schedule provides a true, complete and correct list all pending and outstanding grants, incentives and subsidies from the Government of the State of Israel or any agency thereof, or from any Governmental Entity, granted to Otic Pharma and any of its Subsidiaries, including grants from the OCS (collectively, “Government Grants”). Otic Pharma has made available to Public Company true, complete and correct copies of all documents evidencing Government Grants submitted by Otic Pharma and any its Subsidiaries (or transferred or assigned or purchased by Otic Pharma and any of its Subsidiaries) and of all letters of approval, certificates of completion, and supplements and amendments thereto, granted to Otic Pharma and any of its Subsidiaries, and all material correspondence related thereto. Section 3.26 of the Otic Pharma Disclosure Schedule sets forth: (a) the aggregate amount of each Government Grant; (b) the aggregate outstanding obligations, if any, of Otic Pharma and each of its Subsidiaries under each Government Grant with respect to royalties or other payments; and (c) the outstanding amounts to be paid by the OCS to Otic Pharma and any of its Subsidiaries under the Government Grants, if any. Otic Pharma and each of its Subsidiaries are in compliance with the terms and conditions of all Government Grants and the laws applicable thereto (including the provisions of the Innovation Law and relevant regulations promulgated pursuant thereto), which have been approved, and have duly fulfilled all the undertakings required thereby to be fulfilled. To the knowledge of Otic Pharma, there is no event or other set of circumstances which would reasonably be expected to lead to the revocation or material modification of any of the Government Grants that have been approved. Otic Pharma represents that no OCS funded Intellectual Property is incorporated into Otic Pharma’s “Surfactant Platform” products, which are based on intellectual property licensed from Otodyne Inc., and that no OCS funded Intellectual Property is related to Otic Pharma’s current and/or anticipated business with respect to the Surfactant Platform. For the purposes of this Agreement “OCS” shall mean the Israel Innovation Authority (formerly known as the Office of the Chief Scientist) of the Israeli Ministry of Economy and Industry.

3.27 Export Control Laws.

(a) Otic Pharma and its Subsidiaries have at all times conducted their export and re-export transactions in accordance with all applicable import/export controls in countries in which Otic Pharma and its Subsidiaries conducts business. Without limiting the foregoing, Otic Pharma and its Subsidiaries have obtained all applicable export and import licenses, approvals and filings with any Governmental Entity required for its export, import and re-export of products, services, software and technologies (“Export Approvals”). Otic Pharma and its Subsidiaries are in compliance with the terms of all applicable Export Approvals. There are no pending legal proceedings or threatened claims against Otic Pharma and its Subsidiaries with respect to such Export Approvals or export or re-export transactions. There are no actions, conditions or circumstances pertaining to Otic Pharma’s export transactions that would reasonably be expected to give rise to any future claims; and

(b) Otic Pharma’s and its Subsidiaries’ business, as currently conducted, does not involve the use or development of, or engaging in, encryption technology, or other technology whose development, commercialization or export is restricted under Israeli or other applicable foreign law, and Otic Pharma’s and its Subsidiaries’ business, as currently conducted, does not require Otic Pharma or its Subsidiaries to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, or other applicable laws regulating the development, commercialization or export of technology.

3.28 No Other Representations or Warranties. Otic Pharma hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Public Company, nor any other person on behalf of Public Company makes any express or implied representation or warranty with respect to Public Company, or with respect to any other information provided to Otic Pharma or any of its Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Public Company set forth in Article IV (in each case as qualified and limited by the Public Company Disclosure Schedule)) none of Otic Pharma or any of its Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, or any other person, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY

Public Company represents and warrants to Otic Pharma that the statements contained in this Article IV are true and correct, except: (a) as disclosed in the Public Company SEC Reports filed or furnished prior to the date of this Agreement, or (b) as expressly set forth herein or in the disclosure schedule delivered by Public Company to Otic Pharma on the date of this Agreement (the “Public Company Disclosure Schedule”). For purposes hereof, the phrase “to the knowledge of Public Company” and similar expressions mean the actual knowledge of the persons identified on Section K of the Public Company Disclosure Schedule for this purpose, and such knowledge as such persons would reasonably be expected to have obtained in the course of their performance of their positions at the Public Company (but without any special investigation).

4.1 Organization, Standing and Power. Public Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed on Section 4.1 of the Public Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. For purposes of this Agreement, the term “Public Company Material Adverse Effect” means any material adverse change, effect, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of Public Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, to the extent arising after the date of this Agreement, shall be deemed to be a Public Company Material Adverse Effect: any change or event caused by or resulting from (A) changes in prevailing economic or market conditions in the United States or any other jurisdiction in which such entity has substantial business operations (except to the extent those changes have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (B) changes or events affecting the industry or industries in which Public Company and its Subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (C) changes in generally accepted accounting principles or requirements applicable to Public Company and its Subsidiaries (except to the extent those changes have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (D) changes in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (E) any natural disaster or any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located (except to the extent those changes or events have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate); (F) a change in the public trading price of Public Company Common Stock or the implications thereof, (G) a change in the trading volume of Public Company Common Stock, (H) any failure by Public Company to meet any public estimates or expectations of Public Company’s revenue, earnings or other financial performance or results of operations for any period, or (I) any failure by Public Company to meet any guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of (F) through (I), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition). For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Public Company Material Adverse Effect or Otic Pharma Material Adverse Effect, in each case as defined in this Agreement. Public Company has made available to Otic Pharma complete and accurate copies of its certificate of incorporation and bylaws and is not in material default under or in material violation of any provision of any such documents.

4.2 Capitalization.

(a) The authorized capital stock of Public Company consists of 200,000,000 shares of Public Company Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share (“Public Company Preferred Stock”). The rights and privileges of each class of Public Company’s capital stock are as set forth in Public Company’s certificate of incorporation. As of the close of business on the Business Day prior to the date of this Agreement, (i) 22,641,651 shares of Public Company Common Stock were issued or outstanding, (ii) no shares of Public Company Common Stock were held in the treasury of Public Company or by Subsidiaries of Public Company, and (iii) no shares of Public Company Preferred Stock were issued or outstanding.

(b) Section 4.2(b) of the Public Company Disclosure Schedule sets forth a complete and accurate list of the number of shares of Public Company Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the close of business on the Business Day prior to the date of this Agreement, the plans under which such options were granted (collectively, “Public Company Stock Plans”) and the total number of outstanding options to purchase shares of Public Company Common Stock (such outstanding options, “Public Company Stock Options”) under the Public Company Stock Plans as of the close of business on the Business Day prior to the date of this Agreement, indicating, as of the date of this Agreement, with respect to each such Public Company Stock Option the name of the holder thereof, the Public Company Stock Plan under which it was granted, the number of shares of Public Company Common Stock subject to such Public Company Stock Option, the exercise price, the date of grant and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Transaction, and whether such Public Company Stock Option is intended to be an incentive stock option. As of the close of business on the Business Day prior to the date of this Agreement, Public Company has reserved 250,000 shares of Public Company Common Stock for issuance to employees pursuant to Public Company’s 2014 Employee Stock Purchase Plan (the “Public Company ESPP”), of which 250,000 shares remain available for issuance thereunder as of the date hereof. Public Company has not granted, issued or authorized the grant or issuance of any Public Company Stock Options on the Business Day prior to the date of this Agreement or on the date of this Agreement. Public Company has made available to Otic Pharma accurate and complete copies of all Public Company Stock Plans and the forms of all stock option agreements evidencing Public Company Stock Options.

(c) Section 4.2(c) of the Public Company Disclosure Schedule lists the number of shares of Public Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than Public Company Stock Options) to purchase shares of Public Company Common Stock outstanding as of the close of business on the Business Day prior to the date of this Agreement (such outstanding warrants or other rights, the “Public Company Warrants”) and the agreement or other document under which such Public Company Warrants were granted, and the exercise price, the date of grant and the expiration date thereof. Public Company has made available to Otic Pharma accurate and complete copies of the forms of agreements evidencing all Public Company Warrants.

(d) Except (i) as set forth in this Section 4.2 or in Article II, (ii) as reserved for future grants under Public Company Stock Plans, outstanding as of the close of business on the Business Day prior to the date of this Agreement and (iii) for the rights to acquire shares pursuant to the Public Company ESPP, (A) there are no equity securities of any class of Public Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Public Company or any of its Subsidiaries is a party or by which Public Company or any of its Subsidiaries is bound obligating Public Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Public Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Public Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Public Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than the Public Company Support Agreement, neither Public Company nor any of its Affiliates is a party to or is bound by any, and to the knowledge of Public Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Public Company. Except as contemplated by this Agreement or described in this Section 4.2(d), there are no registration rights to which Public Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Public Company. Stockholders of Public Company are not entitled to dissenters’ or appraisal rights under applicable state law in connection with the Transaction.

(e) All outstanding shares of Public Company Common Stock are, and all shares of Public Company Common Stock subject to issuance as specified in Sections 4.2(b) and 4.2(c) or pursuant to Article II, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Public Company’s certificate of incorporation or bylaws or any agreement to which Public Company is a party or is otherwise bound.

4.3 Subsidiaries.

(a) Section 4.3(a) of the Public Company Disclosure Schedule sets forth, for each Subsidiary of Public Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization.

(b) Each Subsidiary of Public Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse

Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Public Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which Public Company has the power to cause to be transferred for no or nominal consideration to Public Company or Public Company’s designee) are owned, of record and beneficially, by Public Company or another of its Subsidiaries free and clear of all Liens, claims, pledges, agreements or limitations in Public Company’s voting rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Public Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Public Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Public Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Public Company.

(c) Public Company has made available to Otic Pharma complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary of Public Company.

(d) Public Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of Public Company. There are no obligations, contingent or otherwise, of Public Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of Public Company or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Public Company or any other entity, other than guarantees of bank obligations of Subsidiaries of Public Company entered into in the Ordinary Course of Business.

4.4 Authority; No Conflict; Required Filings and Consents.

(a) Public Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the Public Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Public Company has been duly authorized by all necessary corporate action on the part of Public Company, subject only to the Public Company Stockholder Approval. This Agreement has been duly executed and delivered by Public Company and constitutes the valid and binding obligation of Public Company, enforceable against Public Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by Public Company does not, and the consummation by Public Company of the Transaction shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Public Company or of the charter, bylaws or other organizational document of any other Subsidiary of Public Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Public Company’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any Contract required to be disclosed in Section 4.11(d) of the Public Company Disclosure Schedule, or (iii) subject to obtaining the Public Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (vii) of Section 4.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Public Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.4(b), for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate have not had, and are not reasonably likely to result in, the loss of a material benefit to, or in the creation of a material liability for, Public Company. Section 4.4(b) of the Public Company Disclosure Schedule lists all consents, waivers and approvals under any of Public Company’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated by this Agreement, which, if individually or in the aggregate were not obtained, would result in a loss of a material benefit to, or the creation of any material liability for, Public Company or Otic Pharma as a result of the Transaction.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Public Company Common Stock are listed for trading is required by or with respect to Public Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Public Company of the transactions contemplated by this Agreement, except for (i) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (ii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, (iv) a NASDAQ Listing Application—For Companies Conducting a Business Combination that Results in a Change of Control with respect to the shares of Public Company Common Stock to be issued pursuant to this Agreement (the “NASDAQ Listing Application”) and (v) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not result in a loss of a material benefit to, or the creation of any material liability for, Public Company or Otic Pharma as a result of the Transaction.

(d) The affirmative vote in favor of the issuance of shares of Public Company Common Stock in the Transaction by the holders of a majority of the shares of Public Company Common Stock present or represented by proxy and voting at the Public Company Meeting is the only vote of the holders of any class or series of Public Company’s capital stock or other securities of Public Company necessary to approve the Public Company Voting Proposal. There are no bonds, debentures, notes or other indebtedness of Public Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Public Company may vote.

4.5 SEC Filings; Financial Statements; Information Provided.

(a) Public Company has filed all registration statements, forms, reports, certifications and other documents required to be filed by Public Company with the SEC since September 18, 2014. All such registration statements, forms, reports and other documents (including those that Public Company may file after the date hereof until the Closing) are referred to herein as the “Public Company SEC Reports.” All of the Public Company SEC Reports (A) were or will be filed on a timely basis, (B) at the time filed, complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Public Company SEC Reports and (C) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Public Company SEC Reports or necessary in order to make the statements in such Public Company SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Public Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of Public Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated balance sheet of Public Company as of September 30, 2016 is referred to herein as the “Public Company Balance Sheet.”

(c) PricewaterhouseCoopers LLP, Public Company’s current auditors, is and has been at all times since its engagement by Public Company (i) “independent” with respect to Public Company within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d) The information to be supplied by or on behalf of Public Company for inclusion, or filed by the Public Company and incorporated by reference, in the Proxy Statement to be sent to the stockholders of Public Company in connection with the Public Company Meeting, which information shall be deemed to include all information about or relating to Public Company, the Public Company Voting Proposal or the Public Company Meeting, shall not, on the date the Proxy Statement is first mailed to stockholders of Public Company, or at the time of the Public Company Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Public Company Meeting that has become false or misleading.

(e) Public Company does not have and never has had any sales in or revenues from the State of Israel.

4.6 No Undisclosed Liabilities. Public Company does not have any liability that is required to be set forth on a balance sheet of Public Company in accordance with GAAP, except for (a) liabilities shown on the Public Company Balance Sheet, (b) liabilities that have arisen since the date of the Public Company Balance Sheet in the Ordinary Course of Business, (c) liabilities for transaction expenses incurred in connection with the transactions contemplated by this Agreement and alternatives to such transactions, and (d) contractual and other liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet.

4.7 Absence of Certain Changes or Events. During the period beginning on the date of the Public Company Balance Sheet and ending on the date hereof, Public Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Public Company Material Adverse Effect or (ii) any other action or event that would have required the consent of Otic Pharma pursuant to Section 5.2 (other than clause (A) of paragraph (j) or paragraphs (k) or (l) thereof) had such action or event occurred after the date of this Agreement.

4.8 Taxes.

(a) Each of Public Company and its Subsidiaries has properly filed on a timely basis all income and other material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of Public Company and its Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of Public Company and each of its Subsidiaries for Tax periods through the date of the Public Company Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Public Company Balance Sheet, and all unpaid Taxes of Public Company and each of its Subsidiaries for all Tax periods commencing after the date of the Public Company Balance Sheet arose in the Ordinary Course of Business. Neither Public Company nor any of its Subsidiaries is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is Public Company. With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business and liabilities thereunder, neither Public Company nor any of its Subsidiaries (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than Public Company or any of its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All material Taxes that Public Company or any of its Subsidiaries was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and each of Public Company and its Subsidiaries has complied with all material information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

(b) Public Company has delivered or made available to Otic Pharma (i) complete and correct copies of all Tax Returns of Public Company and any of its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Public Company or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of Otic Pharma or any of its Subsidiaries. No examination or audit of any Tax Return of Public Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of Public Company, threatened or contemplated. Neither Public Company nor any of its Subsidiaries has been informed in writing by any jurisdiction in which Public Company or any Subsidiary does not file a Tax Return that the jurisdiction believes that Public Company or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither Public Company nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, other than routine extensions available as a matter of right which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(c) Neither Public Company nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(d) Neither Public Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(e) Neither Public Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Public Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(f) There are no Liens with respect to Taxes upon any of the assets or properties of Public Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.

(g) Neither Public Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws), (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iv) installment sale or other open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(h) Neither Public Company nor any of its Subsidiaries has participated in any “reportable transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations or any analogous provision of state or local law.

(i) Neither Public Company nor any Subsidiary (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes, (ii) has made an entity classification (“check-the-box”) election under Section 7701 of the Code, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), or (iv) is a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(j) Neither Public Company nor any Subsidiary (A) has or has had a permanent establishment in any country (other than its country of incorporation) as defined in any applicable Tax treaty or convention between such country and Public Company or its Subsidiary’s country of incorporation or (B) has or has had operations constituting doing business for Tax purposes in any country (other than its country of incorporation).

(k) All related party transactions involving Public Company or any of its Subsidiaries have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax law. Each of Public Company and its Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax law.

4.9 Owned and Leased Real Properties.

(a) Neither Public Company nor any of its Subsidiaries owns or has ever owned any real property.

(b) Section 4.9(b) of the Public Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Public Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Public Company Leases”) and the location of the premises. Neither Public Company nor any of its Subsidiaries nor, to the knowledge of Public Company, any other party is in breach or default and no event has occurred, is pending or, to the knowledge of Public Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default under any of under any of the Public Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, the loss of a material right or in a material liability of Public Company or any of its Subsidiaries. Neither Public Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than Public Company and its Subsidiaries. Public Company has made available to Otic Pharma complete and accurate copies of all Public Company Leases.

4.10 Intellectual Property.

(a) To the knowledge of Public Company, Public Company and its Subsidiaries own, license or otherwise possess legally enforceable rights, free and clear of any Liens, to use all material Intellectual Property used or necessary to conduct the business of Public Company and its Subsidiaries as currently conducted, or that would be used or necessary as such business is currently proposed to be conducted (excluding generally commercially available software programs).

(b) The execution and delivery of this Agreement and consummation of the Transaction will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by Public Company or any of its Subsidiaries that is material to the business of Public Company and its Subsidiaries, taken as a whole, including software that is used in the development or manufacture of or forms a part of any product or service sold by or expected to be sold by Public Company or any of its Subsidiaries, but excluding generally commercially available software programs (such Intellectual Property, the “Public Company Intellectual Property”) or (ii) any license, sublicense and other agreement as to which Public Company or any of its Subsidiaries is a party and pursuant to which Public Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of Public Company and its Subsidiaries, taken as a whole, including software that is used in the development or manufacture of or forms a part of any product or service sold by or expected to be sold by Public Company or any of its Subsidiaries, but excluding generally commercially available software programs (such Intellectual Property, the “Public Company Third Party Intellectual Property”). Section 4.10(b)(i) of the Public Company Disclosure Schedule sets forth a complete and accurate list of all Patent Rights and registrations and applications for Trademarks and copyrights included in the Public Company Intellectual Property and Section 4.10(b)(ii) sets forth a complete and accurate list of all agreements under which the Public Company or any of its Subsidiaries have in-licensed any Public Company Third Party Intellectual Property.

(c) To the knowledge of Public Company, all issued patents and registrations for Trademarks, service marks and copyrights which are owned by or licensed to Public Company or any of its Subsidiaries and that are material to the business of Public Company and its Subsidiaries, taken as a whole, are valid and subsisting and all payments due and all registration and renewal formalities relating to the Public Company Intellectual Property are up to date, complete and correct. Public Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Public Company Intellectual Property. To the knowledge of Public Company, as of the date of this Agreement (i) no other person or entity is infringing, violating or misappropriating any of the Public Company Intellectual Property or Public Company Third Party Intellectual Property and (ii) no claim or demand has been made in writing and no proceeding has been filed or is threatened in writing asserting that such Intellectual Property is invalid or unenforceable.

(d) To the knowledge of Public Company, none of the (i) products previously or currently sold by Public Company or any of its Subsidiaries or (ii) business or activities previously or currently conducted by Public Company or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party. As of the date of this Agreement, neither Public Company nor any of its Subsidiaries has received any written complaint, claim or notice alleging any such infringement, violation or misappropriation.

4.11 Contracts.

(a) As of the date of this Agreement, there are no Contracts that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to Public Company, other than those Contracts identified or described in the Public Company SEC Reports filed prior to the date hereof.

(b) Public Company has not entered into any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K other than as disclosed in an SEC Report filed prior to the date hereof.

(c) Neither Public Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to Public Company Intellectual Property as a result of the transactions contemplated by this Agreement.

(d) Section 4.11(d) of the Public Company Disclosure Schedule lists the following Contracts of Public Company and its Subsidiaries in effect as of the date of this Agreement:

(i) any Contract (or group of related Contracts) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than 180 days from the date of this Agreement, (B) which involves an aggregate of more than $150,000 or (C) in which Public Company or any of its Subsidiaries has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a particular party;

(ii) any Contract under which the consequences of a default or termination would reasonably be likely to have a Public Company Material Adverse Effect;

(iii) any Contract that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of Otic Pharma or any of its Subsidiaries or Public Company or any of its Subsidiaries as currently conducted and as currently proposed to be conducted;

(iv) any Contract under which Public Company or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(v) any dealer, distribution, joint marketing, joint venture, joint development, partnership, strategic alliance, collaboration, development agreement or outsourcing arrangement;

(vi) any Contract for the conduct of research studies, pre-clinical or clinical studies, manufacturing, distribution, supply, marketing or co-promotion of any products in development by or which has been or which is being marketed, distributed, supported, sold or licensed out, in each case by or on behalf of Public Company or any of its Subsidiaries; and

(vii) any Contract that would entitle any third party to receive a license or any other right to intellectual property of Otic Pharma or any of Otic Pharma’s Affiliates following the Closing.

(e) Public Company has made available to Otic Pharma a complete and accurate copy of each Contract listed in Sections 4.10(b)(i), 4.10(b)(ii) and 4.11(d) of the Public Company Disclosure Schedule. With respect to each Contract so listed and those Contracts identified or described in the Public Company SEC Reports filed prior to the date hereof: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against Public Company and/or its Subsidiaries, as applicable, and, to the knowledge of Public Company, against each other party thereto, as applicable, subject to the Bankruptcy and Equity Exception; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against Public Company and/or its Subsidiaries, as applicable, and, to the knowledge of Public Company, against each other party thereto, immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing (other than any such Contracts that expire or terminate before such time in accordance with their terms and not as a result of a breach or default by Public Company or any of its Subsidiaries), in each case subject to the Bankruptcy and Equity Exception; and (iii) none of Public Company, its Subsidiaries nor, to the knowledge of Public Company, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of Public Company, is threatened, which, with or without notice or lapse of time, or both, would constitute a breach or default by Public Company, its Subsidiaries or, to the knowledge of Public Company, any other party under such Contract, except for such breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect.

4.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against Public Company or any of its Subsidiaries that (a) seeks either damages in excess of $100,000 or equitable relief or (b) in any manner seeks material injunctive or other non-

monetary relief, including but not limited to a challenge or request to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, except for such actions, suits, proceedings, claims, arbitrations or investigations first arising after the date of this Agreement that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against Public Company or any of its Subsidiaries.

4.13 Environmental Matters. Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect:

(i) Public Company and its Subsidiaries have complied with all applicable Environmental Laws;

(ii) the properties currently owned, leased or operated by Public Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances;

(iii) the properties formerly owned, leased or operated by Public Company or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, use or operation by Public Company or any of its Subsidiaries;

(iv) neither Public Company nor any of its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party; and

(v) neither Public Company nor any of its Subsidiaries have released any Hazardous Substance into the environment.

(b) As of the date of this Agreement, neither Public Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Public Company or any of its Subsidiaries may be in violation of, liable under or have obligations under, any Environmental Law.

(c) Neither Public Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

4.14 Employee Benefit Plans.

(a) Section 4.14(a) of the Public Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Public Company or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of, or relating to, any current or former employee or other service provider of the Public Company or any of its Subsidiaries (together, the “Public Company Employee Plans”).

(b) With respect to each Public Company Employee Plan, Public Company has made available to Otic Pharma, a complete and accurate copy of (i) such plan (or a written summary of any unwritten plan), (ii) the three (3) most recent annual reports (Form 5500) filed with the IRS, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Public Company Employee Plan, (iv) the three (3) most recent financial statements for each Public Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies, (vi) all employee handbook, (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code and (viii) any non-routine correspondence to or from the IRS, Department of Labor or other regulator concerning any Public Company Employee Plan, including any voluntary corrections submissions.

(c) Each Public Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms and each of Public Company and its Subsidiaries and their respective ERISA Affiliates has in all material respects met its obligations with respect to such Public Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Public Company Balance Sheet). Public Company and its Subsidiaries and each of their respective ERISA Affiliates and each Public Company Employee Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Public Company Employee Plan required to have been submitted to the IRS or to the United States Department of Labor have been timely submitted. There is no audit, investigation or other proceeding (including any voluntary correction application) pending against or involving any Public Company Employee Plan.There have been no events with respect to any Public Company Employee Plan that could result in payment or assessment by or against Public Company or any of its Subsidiaries of any Taxes, including (but without limitation) any excise Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E, 4980H or 5000 of the Code. With respect to the Public Company Employee Plans, no event has occurred, and to the knowledge of Public Company, there exists no condition or set of circumstances in connection with which Public Company or any of its Subsidiaries could be subject to any liability that is reasonably likely, individually or in the aggregate, to have a Public Company Material Adverse Effect under ERISA, the Code or any other applicable law.

(d) With respect to the Public Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Public Company, which obligations are reasonably likely, individually or in the aggregate, to have a Public Company Material Adverse Effect. The assets of each Public Company Employee Plan that is funded are reported at their fair market value on the books and records of such Public Company Employee Plan.

(e) All Public Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Public Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Public Company Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Public Company Employee Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code had been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.

(f) Neither Public Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has (i) ever maintained a Public Company Employee Benefit Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Public Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Public Company Employee Plan holds securities issued by Public Company or any of its Subsidiaries or any of their respective ERISA Affiliates.

(g) Each Public Company Employee Plan is amendable and terminable unilaterally by Public Company and any of Public Company’s Subsidiaries and their respective ERISA Affiliates that are a party thereto or covered thereby at any time without liability to Public Company or any of its Subsidiaries or their respective ERISA Affiliates as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto), and no Public Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Public Company or any of its Subsidiaries or their respective ERISA Affiliates from amending or terminating any such Public Company Employee Plan. The investment vehicles used to fund the Public Company Employee Plans may be changed at any time without incurring a material sales charge, surrender fee or other similar expense.

(h) Neither Public Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of Public Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Public Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Public Company or any of its Subsidiaries or their respective ERISA Affiliates that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code, without regard to Section 280G(b)(4); (iii) agreement providing any person providing for “tax gross up” or tax indemnifications related to Sections 280G or 409A of the Code or otherwise; or (iv) agreement or plan binding Public Company or any of its Subsidiaries or any of their respective ERISA Affiliates, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. There are no loans or extensions of credit by Public Company, any of its Subsidiaries or any of their respective ERISA Affiliate to any employee or any other service provider to Public Company or any of its Subsidiaries.

(i) None of the Public Company Employee Plans promises or provides post-termination medical or other post-termination welfare benefits to any person, except as required by applicable law and at the sole expense of the participant.

(j) Public Company and its Subsidiaries are in material compliance with all applicable provisions of the Affordable Care Act, including reporting requirements, and there has been no change in health plan terms or coverage that would reasonably be expected to attract an excise tax under Section 4980H of the Code for the current year.

(k) Each Public Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) materially complies in form and operation with Section 409A of the Code and all IRS regulations and other guidance thereunder. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code. Since January 1, 2005, no stock option or equity unit option granted under any Public Company Employee Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. No nonqualified deferred compensation plan has been administered in a manner that would cause an excise tax to apply to payments to plan participants.

4.15 Compliance With Laws. Public Company and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and, as of the date of this Agreement, has not received any notice alleging any material violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

4.16 Permits and Regulatory Matters.

(a) Public Company and each of its Subsidiaries have all material Permits required to conduct their businesses as currently conducted, including all such Permits required by the FDA or any other Governmental Entity exercising comparable authority (the “Public Company Authorizations”).

(b) Public Company and its Subsidiaries are in compliance in all material respects with the terms of the Public Company Authorizations. No Public Company Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

(c) All manufacturing, processing, distribution, labeling, storage, testing, specifications, sampling, sale or marketing of products performed by or on behalf of Public Company or any of its Subsidiaries are in compliance in all material respects with all applicable laws, rules, regulations or orders administered or issued by the FDA or any other Governmental Entity exercising comparable authority. As of the date of this Agreement, neither Public Company nor any of its Subsidiaries has received any written notices or correspondence from the FDA or any other Governmental Entity exercising comparable authority, and to the knowledge of Public Company there is no action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that Public Company or any of its Subsidiaries is not currently in compliance with any and all applicable laws, regulations or orders implemented by the FDA or any other Governmental Entity exercising comparable authority.

(d) There are no seizures, recalls, market withdrawals, field notifications or corrective actions, notifications of misbranding or adulteration, destruction orders, safety alerts or similar actions relating to the safety or efficacy of any products marketed or sold by Public Company or any of its Subsidiaries being conducted, requested in writing or, to the knowledge of Public Company, threatened by the FDA or any other Governmental Entity exercising comparable authority. Public Company has not, either voluntarily or involuntarily, initiated, conducted or issued or caused to be initiated, conducted or issued any recall, market withdrawal, safety alert or other similar notice or action relating to the alleged lack of safety or efficacy of any products marketed or sold by Public Company or any of its Subsidiaries.

(e) The studies, tests and preclinical and clinical trials conducted by or on behalf of Public Company or any of its Subsidiaries were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards; and, as of the date of this Agreement, neither Public Company nor any of its Subsidiaries has received any written notices or correspondence from the FDA or any other Governmental Entity exercising comparable authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of Public Company or any of its Subsidiaries.

4.17 Employees.

(a) All current and past key employees of Public Company or any of its Subsidiaries have entered into confidentiality and assignment of inventions agreements with Public Company, a copy or form of which has previously been made available to Otic Pharma. To the knowledge of Public Company, as of the date of this Agreement, no employee of Public Company or any Subsidiary of Public Company is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Public Company or any of its Subsidiaries because of the nature of the business currently conducted by Public Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others. To the knowledge of Public Company, as of the date of this Agreement, no key employee or group of employees has any plans to terminate employment with Public Company or its Subsidiaries.

(b) Neither Public Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Public Company nor any of its Subsidiaries is the subject of any proceeding asserting that Public Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of Public Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Public Company or any of its Subsidiaries.

4.18 Insurance. Public Company and its Subsidiaries maintain those insurance policies listed on Section 4.18 of the Public Company Disclosure Schedule, setting forth the type of policy, the effective date, the expiration date, the policy limits and deductible or retention amounts for each such policy (the “Public Company Insurance Policies”). Each Public Company Insurance Policy is in full force and effect. None of the Public Company Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of any of the transactions contemplated by this Agreement. Public Company and each of its Subsidiaries have complied in all material respects with the provisions of each Public Company Insurance Policy under which it is the insured party. No insurer under any Public Company Insurance Policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All claims under the Public Company Insurance Policies have been filed in a timely fashion. All material claims pending under the Public Company Insurance Policies as of the date of this Agreement are listed on Section 4.18 of the Public Company Disclosure Schedule (the “Pending Claims”), setting forth the general nature of such claims (including claimant(s) and damages sought), the date on which the claim(s) arose and the expenses incurred to date under the retention or deductible.

4.19 Opinion of Financial Advisor. The financial advisor of Public Company, Wedbush PacGrow (the “Public Company Financial Advisor”), has delivered to Public Company an opinion dated the date of this Agreement to the effect, as of such date, that the consideration to be paid by Public Company in connection with the Transaction is fair, from a financial point of view, to Public Company, a signed copy of which opinion will be delivered to Otic Pharma within one Business Day following the date of this Agreement.

4.20 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties of Otic Pharma in Section 3.24, Public Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Public Company Support Agreement or the consummation of the Transaction or the other transactions contemplated by this Agreement or the Public Company Support Agreement.

4.21 Brokers; Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Public Company or any of its Subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except the Public Company Financial Advisor. Public Company has made available to Otic Pharma a complete and accurate copy of all agreements pursuant to which the Public Company Financial Advisor is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement. Public Company is not a party to any agreements with the Public Company Financial Advisor providing the Public Company Financial Advisor with any rights after the Closing that have not been made available to Otic Pharma.

4.22 Controls and Procedures, Certifications and Other Matters.

(a) Public Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting designed to provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Public Company and to maintain accountability for Public Company’s consolidated assets, (iii) access to assets of Public Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Public Company and its Subsidiaries is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) Public Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Public Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Public Company’s filings with the SEC and other public disclosure documents.

(c) Neither Public Company nor any of its Subsidiaries has, since Public Company became subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Public Company. Section 4.22(c) of the Public Company Disclosure Schedule identifies any loan or extension of credit maintained by Public Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

4.23 Books and Records. The minute books and other similar records of Public Company contain complete and accurate records of all material actions taken at any meetings of Public Company’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of Public Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Public Company and have been maintained in accordance with good business and bookkeeping practices.

4.24 No Other Representations or Warranties. Public Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Otic Pharma nor any other person on behalf of Otic Pharma makes any express or implied representation or warranty with respect to Otic Pharma or with respect to any other information provided to Public Company or any of its Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Otic Pharma set forth in Article III (in each case as qualified and limited by the Otic Pharma Disclosure Schedule)) none of Public Company or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of Otic Pharma. Except as set forth in Section 5.1 of the Otic Pharma Disclosure Schedule or as expressly provided herein or as consented to in writing by Public Company (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing, Otic Pharma shall, and shall cause each of its Subsidiaries to, act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with applicable laws, rules and regulations, and use commercially reasonable efforts, consistent in all material respects with past practices, to maintain and preserve its and each of its Subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Otic Pharma Disclosure Schedule, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing, Otic Pharma shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Public Company (which consent shall not, in the case of the actions set forth in clauses (k) and (l) of this Section 5.1, be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Otic Pharma to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than, in the case of this clause (iii), from former employees, directors and consultants in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no or nominal consideration in connection with any termination of services to Otic Pharma or any of its Subsidiaries;

(b) except as permitted by Section 5.1(l), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Otic Pharma Ordinary Shares upon the exercise of Otic Pharma Share Options or Otic Pharma Warrants outstanding on the date of this Agreement in accordance with their present terms (including cashless exercises) or Otic Pharma Share Options granted as contemplated by Section 5.1(l));

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(d) except for purchases of inventory, raw materials and, to the extent the cost thereof is not in excess of $100,000 in the aggregate, equipment, in each case in the Ordinary Course of Business, acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Otic Pharma and its Subsidiaries, taken as a whole;

(e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Otic Pharma or of any of its Subsidiaries;

(f) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to Otic Pharma and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries, but excluding the sale or license of products in the Ordinary Course of Business);

(g) (i) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness that existed as of the date of the Otic Pharma Balance Sheet to the extent reflected on the Otic Pharma Balance Sheet or guarantee any such indebtedness of another person, provided, however, that if the Closing does not occur on or prior to March 1, 2017, Otic Pharma shall have the right, in its sole discretion, to incur up to an aggregate of $3,000,000 of additional indebtedness from the Shareholders on the terms set forth in Section 5.1(g) of the Otic Pharma Disclosure Schedule, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Otic Pharma or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Otic Pharma in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than Otic Pharma or any of its direct or indirect wholly owned Subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Otic Pharma or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment, other than as set forth in Otic Pharma’s budget for capital expenditures previously made available to Public Company or the specific capital expenditures disclosed and set forth in Section 5.1(h) of the Otic Pharma Disclosure Schedule;

(i) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(j) except (i) in the Ordinary Course of Business or (ii) for terminations as a result of the expiration of any contract that expires in accordance with terms, (A) modify or amend in any material respect, or terminate, any material contract or agreement to which Otic Pharma or any of its Subsidiaries is party, or (B) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Otic Pharma of any of its Subsidiaries);

(k) except in the Ordinary Course of Business, (i) enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, Otic Pharma or any of its Subsidiaries or (ii) license any material intellectual property rights to or from any third party;

(l) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof and either disclosed in the Otic Pharma Disclosure Schedules or not required by this Agreement to be so disclosed, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any material bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(m) make or change any material Tax election, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any material Tax liability, claim or assessment, surrender any right to claim a refund of material Taxes, or amend any income or other material Tax return;

(n) commence any offering of shares of Otic Pharma Ordinary Shares pursuant to any Employee Stock Purchase Plan;

(o) initiate, compromise or settle any material litigation or arbitration proceeding;

(p) open or close any facility or office;

(q) fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(r) fail to pay accounts payable and other obligations in the Ordinary Course of Business;

(s) suspend any clinical trials sponsored by Otic Pharma or involving any products marketed or in development by Otic Pharma;

(t) permit the exercise of any Otic Pharma Share Options or Otic Pharma Warrants by any Person who is not a signatory to this Agreement, unless such Person first executes a joinder agreement agreeing to be bound by the terms of this Agreement in form and substance reasonable acceptable to Public Company; or

(u) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Otic Pharma in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

5.2 Covenants of Public Company. Except as set forth in Section 5.2 of the Public Company Disclosure Schedule or as expressly provided herein or as consented to in writing by Otic Pharma (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing, Public Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with applicable laws, rules and regulations, and, use commercially reasonable efforts, consistent in all material respects with past practices, to maintain and preserve its and each of its Subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as set forth on Section 5.2 of the Public Company Disclosure Schedule from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing, Public Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Otic Pharma (which consent shall not, in the case of the actions set forth in clauses (k) and (l) of this Section 5.2, be unreasonably withheld, conditioned or delayed):

(a) (i) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (ii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than, in the case of this clause (ii), from former employees, directors and consultants in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no or nominal consideration in connection with any termination of services to Public Company or any of its Subsidiaries;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (in each case other than the issuance of shares of Public Company Common Stock upon the exercise of Public Company Stock Options or Public Company Warrants outstanding on the date of this Agreement in accordance with their present terms (including cashless exercises));

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(d) except for purchases of inventory and raw materials in the Ordinary Course of Business, acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Public Company and its Subsidiaries, taken as a whole;

(e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Public Company or of any of its Subsidiaries;

(f) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to Public Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries, but excluding the sale or license of products in the Ordinary Course of Business);

(g) (i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Public Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Public Company in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than Public Company or any of its direct or indirect wholly owned Subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Public Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(h) make any capital expenditures or other expenditures, other than (i) those contemplated by the Public Company financial model provided to Otic Pharma on the date hereof; provided that variances in any line item in the financial model shall be permitted to the extent the aggregate expenditures do not exceed the amount shown in the model (except as provided in clauses (ii) and (iii), (ii) additional expenditures not exceeding 10% of the amount of aggregate expenditures shown in the model and (iii) expenditures incurred by the Public Company as a result of events or circumstances involving the Public Company’s ongoing clinical trials that arise outside of the Public Company’s control;

(i) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(j) except (i) in the Ordinary Course of Business or (ii) for terminations as a result of the expiration of any contract that expires in accordance with its terms, (A) modify or amend in any material respect, or terminate, any material contract or agreement to which Public Company or any of its Subsidiaries is party, or (B) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Public Company of any of its Subsidiaries);

(k) except in the Ordinary Course of Business, (i) enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, Public Company or any of its Subsidiaries or (ii) license any material intellectual property rights to or from any third party;

(l) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof and either disclosed in the Public Company Disclosure Schedules, not required by this Agreement to be so disclosed or disclosed in the Public Company SEC Reports filed or furnished prior to the date of this Agreement, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any material bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), (vi) hire any additional officers or other employees, or any consultants or independent contractors, in each case, other than as set forth on Section 5.2(l) of the Public Company Disclosure Schedules and employees, consultants or independent contractors hired to fill open position created as a result of the separation of service of an officer, employee, consultant or independent contractor, as applicable, after the date of this Agreement, or (vii) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(m) make or change any material Tax election, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any material Tax liability, claim or assessment, surrender any right to claim a refund of material Taxes, or amend any income or other material Tax return;

(n) commence any offering of shares of Public Company Common Stock pursuant to any Employee Stock Purchase Plan;

(o) initiate, compromise or settle any material litigation or arbitration proceeding;

(p) open or close any facility or office;

(q) fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(r) fail to pay accounts payable and other obligations in the Ordinary Course of Business; or

(s) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Public Company in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

5.3 Confidentiality. The parties acknowledge that Public Company and Otic Pharma have previously executed a mutual non-disclosure agreement, dated as of September 6, 2016 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the Specified Time, each of Otic Pharma, Public Company and their respective Subsidiaries shall not, and each of Otic Pharma and Public Company shall use commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly:

(i) solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any person any non-public information or afford any person other than Public Company or Otic Pharma, as applicable, access to such party’s property, books or records (except pursuant to a request by a Governmental Entity) in connection with any Acquisition Proposal; provided, however, that nothing in this Section 6.1 shall prevent a party or its Representatives from referring a person to this Section 6.1;

(iii) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an Acquisition Proposal; or

(iv) publicly propose to do any of the foregoing described in clauses (i) through (iii).

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 6.1(c), Public Company may (A) furnish non-public information with respect to Public Company and its Subsidiaries to any Qualified Person (and the Representatives of such Qualified Person), pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the Qualified Person than the Confidentiality Agreement, (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any such Acquisition Proposal or (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any capital stock of such party with any Qualified Person. It is understood and agreed that any violation of the restrictions in this Section 6.1 (or action that, if taken by Public Company would constitute such a violation) by any Representatives of Public Company shall be deemed to be a breach of this Section 6.1 by Public Company.

(b) No Change in Recommendation or Alternative Acquisition Agreement.

Prior to the Specified Time:

(i) Public Company Board shall not, except as set forth in this Section 6.1, withhold, withdraw or modify, or publicly propose to withdraw or modify, its approval or recommendation with respect to the Public Company Voting Proposal (a “Public Company Board Recommendation Change”);

(ii) each of Public Company and Otic Pharma shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); and

(iii) each of the Public Company Board and the Otic Pharma Board, and each committee thereof, shall not, except as set forth in this Section 6.1, adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), at any time prior to the approval of the Public Company Voting Proposal, the Public Company Board may effect a Public Company Board Recommendation Change if: (i) the Public Company Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect a Public Company Board

Recommendation Change could reasonably be expected to be inconsistent with its fiduciary obligations under applicable law; (ii) Public Company has provided at least four Business Days prior written notice to Otic Pharma that it intends to effect a Public Company Board Recommendation Change, including a description in reasonable detail of the reasons for such recommendation change, and written copies of any relevant proposed transactions agreements with any party making a potential Superior Proposal (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Public Company Board Recommendation Change for purposes of this Agreement); (iii) such party has complied in all material respects with the requirements of this Section 6.1 in connection with any potential Superior Proposal; and (iv) if the other party shall have delivered to such party a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during the four Business Day period referred to in clause (ii) above, the Public Company Board of directors shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by the other party, that the failure to effect a Public Company Board Recommendation Change could still reasonably be expected to be inconsistent with its fiduciary obligations under applicable law. In the event of any material amendment to any Superior Proposal (including any revision in the amount, form or mix of consideration Public Company’s stockholders would receive as a result of such potential Superior Proposal), Public Company shall be required to provide the other party with notice of such material amendment and there shall be a new two Business Day period following such notification during which the parties shall comply again with the requirements of this Section 6.1(b) and the Public Company Board shall not make a Public Company Board Recommendation Change prior to the end of any such period as so extended.

(c) Notices of Proposals. Each party will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other party of its receipt of any Acquisition Proposal and (ii) provide to the other party a copy of such Acquisition Proposal (if written), or a summary of the material terms and conditions of such Acquisition Proposal (if oral), including the identity of the Person making such Acquisition Proposal, and copies of all written communications with such Person with respect to such actual or potential Acquisition Proposal. Such party in receipt of an Acquisition Proposal shall notify the other party, in writing, of any decision of its board of directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to such to any person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than one Business Day after such determination was reached). Such party in receipt of an Acquisition Proposal will (A) provide the other party with written notice setting forth such information as is reasonably necessary to keep the other party informed in all material respects of the status and material terms of any such Acquisition Proposal and of any material amendments or modifications thereto, (B) keep such other party informed as promptly as practicable with respect to any changes to the material terms of an Acquisition Proposal submitted to such party (and in any event within twenty-four (24) hours following any such changes), including by providing a copy of all written proposals and a summary of all oral proposals or material oral modifications to an earlier written proposal, in each case relating to any Acquisition Proposal, (C) prior to, or substantially concurrently with, the provision of any non-public information of such party to any such person, provide such information to the other party (including by posting such information to an electronic data room), to the extent such information has not previously been made available to the other party, and (D) promptly (and in any event within twenty-four (24) hours of such determination) notify the other party of any determination by such party’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.

(d) Certain Permitted Disclosure. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Public Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, shall be deemed to constitute a Public Company Board Recommendation Change), or (ii) making any disclosure to its stockholders if, in the good faith judgment of its board of directors, after consultation with outside counsel, failure to so disclose could be inconsistent with its obligations under applicable law; provided, however, that notwithstanding clauses (i) and (ii) of this Section 6.1(d), in no event shall Public Company, the Public Company Board, or any committee of the Public Company Board, take, or agree or resolve to take, any action prohibited by Section 6.1(b), except as expressly permitted by Section 6.1(b).

(e) Cessation of Ongoing Discussions. Each of Public Company and Otic Pharma shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify the rights of any party hereto under the other provisions of this Section 6.1. Public Company and Otic Pharma will immediately revoke or withdraw access of any person (other than the Public Company, Otic Pharma and their respective Representatives) to any data room (virtual or actual) containing any non-public information with respect to Public Company and request from each third party (other than the Public Company, Otic Pharma and their Representatives) the prompt return or destruction of all non-public information with respect to Public Company or Otic Pharma, as applicable, previously provided to such person.

(f) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” means, with respect to Public Company or Otic Pharma, (a) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its Subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely such party and/or one or more Subsidiaries of such party), (b) any proposal for the issuance by such party of 15% or more of its equity securities or (c) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of such party and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Qualified Person” means any person making an unsolicited Acquisition Proposal that the Public Company Board determines in good faith (after consultation with outside counsel and its financial advisors) is, or could reasonably be expected to lead to, a Superior Proposal, and such Acquisition Proposal has not resulted from a material breach by Public Company of its obligations under Section 6.1(a).

“Superior Proposal” means, with respect to Public Company, any bona fide, unsolicited written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of such party and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale or exclusive license of its assets, (a) on terms which the board of directors of such party determines in its good faith judgment to be more favorable to the holders of such party’s capital stock than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any termination or break-up fees and conditions to consummation, as well as any written, binding offer by the other party hereto to amend the terms of this Agreement, which offer is not revocable for at least three Business Days) that the board of directors of such party determines to be relevant and (b) which board of directors of such party has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that board of directors of such party determines to be relevant (including the likelihood and timing of consummation (as compared to the transactions contemplated hereby).

“Specified Time” means the earlier to occur of (a) the Closing, and (b) the time at which this Agreement is terminated in accordance with the terms hereof.

6.2 Proxy Statement.

(a) As promptly as practical after the execution of this Agreement, Public Company, with the cooperation of Otic Pharma, shall prepare and file with the SEC the Proxy Statement. Otic Pharma shall provide to Public Company as promptly as reasonably practical all information regarding Otic Pharma required to be included in the Proxy Statement. Public Company shall respond to any comments of the SEC on the preliminary filing(s) of the Proxy Statement and shall use commercially reasonable efforts to file the definitive version of the Proxy Statement as promptly as practicable, and Public Company shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the SEC has completed its review of the preliminary filing of the Proxy Statement (or once 10 days after the initial filing of the preliminary Proxy Statement, if the SEC will not review the Proxy Statement). Public Company shall notify Otic Pharma promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments to the Proxy Statement or any filing pursuant to Section 6.2(b) or for additional information and shall supply Otic Pharma with copies of all correspondence between Public Company or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Proxy Statement or any filing pursuant to Section 6.2(b). Public Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever either Public Company or Otic Pharma shall become aware of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement or any filing pursuant to Section 6.2(b), Public Company or Otic Pharma, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Public Company and Otic Pharma, such amendment or supplement.

(b) Public Company shall promptly make all necessary filings required of Public Company with respect to the Transaction under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

6.3 NASDAQ Listing. Public Company agrees to use its commercially reasonable efforts to continue the listing of Public Company Common Stock on NASDAQ during the term of this Agreement and to cause the shares of Public Company Common Stock being issued in connection with the Transaction to be approved for listing (subject to notice of issuance) on NASDAQ at or prior to the Closing, including by filing the NASDAQ Listing Application. Otic Pharma will cooperate with Public Company to cause the NASDAQ Listing Application to be approved and shall promptly furnish to Public Company all information concerning Otic Pharma and its equity holders that may be required or reasonably requested in connection with any action contemplated by this Section 6.3. To the extent necessary in order to maintain the listing of the Public Company Common Stock on NASDAQ (e.g., in order to meet the NASDAQ minimum bid price requirement), the Public Company shall seek stockholder approval for a reverse stock split as part of the Proxy Statement (the “NASDAQ Proposal”), with the specific terms for such split to be proposed by Public Company and approved by Otic Pharma (such approval not to be unreasonably withheld, conditioned or delayed).

6.4 Access to Information. Subject to compliance with applicable confidentiality obligations owed to third parties in effect as of the date of this Agreement, each of Public Company and Otic Pharma shall (and shall cause each of its Subsidiaries to) afford to the other party’s officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Closing, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of Public Company and Otic Pharma shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party all information concerning its business, properties, assets and personnel as the other party may reasonably request. Each of Public Company and Otic Pharma will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Transaction. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing, each of Public Company and Otic Pharma shall promptly provide the other party with copies of: (a) unaudited monthly financial statements or management accounts, when available; (b) any written materials or communications sent by or on behalf of such party to its stockholders; (c) any notice, report or other document filed with or sent to, or received from, any Governmental Entity in connection with the Transaction or any of the other transactions contemplated by this Agreement; and (d) any material notice, report or other document received from any Governmental Entity.

6.5 Stockholder Approval.

(a) Public Company, acting through the Public Company Board, shall take all actions in accordance with applicable law, its certificate of incorporation and bylaws and NASDAQ rules to duly call, give notice of, convene and hold as promptly as practicable, after the declaration of effectiveness of the Registration Statement, the Public Company Stockholders Meeting for the purpose of considering and voting upon the Public Company Voting Proposal as well as the NASDAQ Proposal, if any. Subject to Section 6.1(b), the Public Company Board shall include in the Proxy Statement the recommendation of the Public Company Board in favor of approval of the Public Company Voting Proposal. Public Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Public Company Voting Proposal. Notwithstanding anything to the contrary contained in this Agreement, Public Company, after consultation with Otic Pharma, may adjourn or postpone Public Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to Public Company’s stockholders or, if as of the time for which the Public Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Public Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Public Company Stockholders Meeting.

(b) Notwithstanding the foregoing, nothing herein shall limit a party’s right to terminate this Agreement pursuant to Section 8.1.

6.6 Legal Conditions to Transaction.

(a) Subject to the terms hereof, including Section 6.6(b), Otic Pharma and Public Company shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Otic Pharma or Public Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Transaction required under (A) the Securities Act and the Exchange Act, and any other applicable securities laws, and (B) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Otic Pharma and Public Company shall reasonably cooperate with each other in connection with the making of all such filings. Otic Pharma and Public Company shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

(b) Each of Otic Pharma and Public Company shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Transaction that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Otic Pharma Disclosure Schedule or the Public Company Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that may have a Otic Pharma Material Adverse Effect or a Public Company Material Adverse Effect from occurring prior to or after the Closing.

6.7 Public Disclosure. Except as may be required by applicable law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by Public Company and Otic Pharma, (ii) Public Company shall use commercially reasonable efforts to consult with Otic Pharma before issuing any press release or otherwise making any public statement with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts (provided, however, that these restrictions shall not apply to any communications by Public Company with respect to any Acquisition Proposal, Superior Proposal, Recommendation Change Notice or Public Company Board Recommendation Change) and (iii) Otic Pharma shall not issue any press release or otherwise make any public statement with respect to the Transaction or this Agreement without the prior written consent of Public Company.

6.8 Affiliate Legends. Section 6.8 of the Otic Pharma Disclosure Schedule sets forth a list of those persons who are, in Otic Pharma’s reasonable judgment, “affiliates” of Otic Pharma within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). Otic Pharma shall notify Public Company in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. Public Company shall be entitled to place appropriate legends on the certificates evidencing any shares of Public Company Common Stock to be received by Rule 145 Affiliates of Otic Pharma in the Transaction reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Public Company Common Stock.

6.9 Indemnification.

(a) From the Closing through the sixth anniversary of the Closing Date, Public Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing, a director or officer of Otic Pharma, Public Company or any of their respective Subsidiaries (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Person is or was an officer, director, employee or agent of Otic Pharma, Public Company or any of their respective Subsidiaries, or, while a director or officer of Otic Pharma, Public Company or any of their respective Subsidiaries, is or was serving at the request of Otic Pharma, Public Company or any of their respective Subsidiaries as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted by applicable law. Each Indemnified Person will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from Public Company following receipt by Public Company from the Indemnified Person of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.The certificate of incorporation and bylaws of the Public Company will contain provisions at least as favorable as the provisions relating to the indemnification, advance of expenses and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of the Public Company on the date hereof.

(b) Public Company shall either (A) maintain in effect for six years after the Closing Date the Public Company’s existing directors’ and officers’ insurance policies in place as of the date hereof, or (B) prior to the Closing, purchase a six-year “tail” policy under its own existing directors’ and officers’ liability insurance policy, with an effective date as of the Closing (provided that Public Company may substitute therefor a policy of at least the same coverage containing terms and conditions that are not less favorable in any material respect); provided, however, that in no event shall Public Company be required to expend pursuant to this Section 6.9(b) more than an amount equal to 200% of the current annual premiums paid by Public Company for such insurance; provided, further, that during the term of the “tail” policy, Public Company shall not take any action following the Closing to cause such “tail” policy to be cancelled or any provision therein to be amended or waived in any manner that would adversely affect in any material respect the rights of their former and current officers and directors.

(c) Public Company shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by a person in successfully enforcing such person’s rights provided in this Section 6.9.

(d) Public Company and Otic Pharma agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors, officers or employees, as the case may be, of Public Company, Otic Pharma or any of their respective Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Transaction and shall continue in full force and effect. The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current officers and directors of Public Company, Otic Pharma or any of their respective Subsidiaries by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Persons, their heirs and their representatives. The obligations set forth in this Section 6.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person, or any person who is a beneficiary under the policies referred to in this Section 6.9 and their heirs and representatives, without the prior written consent of such affected Indemnified person or other person.

(e) If Public Company, Otic Pharma or any of their respective successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such person shall assume all of the obligations of such person set forth in this Section 6.9.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Otic Pharma, Public Company or any of their respective Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims under such policies.

6.10 Notification of Certain Matters. Public Company shall give prompt notice to Otic Pharma, and Otic Pharma shall give prompt notice to Public Company, upon becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case, at any time from and after the date of this Agreement until the Closing, or (b) any material failure of Public Company or Otic Pharma, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

6.11 Corporate Identity. Promptly after the Closing, Public Company shall take all action necessary to cause its certificate of incorporation to be amended to reflect a change in Public Company’s name to OticPharma, Inc.

6.12 Succession. Promptly after the Closing, Public Company shall take all action necessary to cause the persons identified on Schedule 6.12 of the Public Company Disclosure Schedule to be appointed as executive officers of Public Company.

6.13 Board of Directors of Public Company. Promptly after the Closing, Public Company shall take all action necessary (a) to cause the number of members of Public Company Board to be fixed at seven, (b) to cause three persons identified in writing by Otic Pharma to the Public Company no later than 15 Business Days after the date of this Agreement and one person identified in writing by Otic Pharma promptly following the Closing, in each case under this clause (b) reasonably acceptable to the Public Company, to be appointed to Public Company Board, and (c) to cause, effective at the time of such appointment, either (i) the resignations of three members of the Public Company Board or (ii) the resignations of four members of the Public Company Board and the appointment to the Public Company Board of one person identified in writing by the Public Company to Otic Pharma no later than 15 Business Days after the date of this Agreement, in each case under this clause (c) reasonably acceptable to Otic Pharma.

6.14 Employee Communications. Public Company and Otic Pharma will use reasonable efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to its employees regarding this Agreement, the Transaction or the effects thereof on the employment, compensation or benefits of its employees.

6.15 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the parties hereto shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.16 Security Holder Litigation. Notwithstanding anything to the contrary herein, (a) Public Company shall have the right to control the defense and settlement of any litigation related to this Agreement, the Transaction or the other transactions contemplated by this Agreement brought by any stockholder or any holder of other securities of Public Company against Public Company and/or its directors or officers, provided that Public Company shall give Otic Pharma the opportunity to participate in the defense of any such litigation and shall not settle any such litigation (other than any settlement not requiring the payment of any amount to any third party in excess of the retentions or deductibles under any applicable insurance policies of Public Company) without the prior written consent of Otic Pharma (which consent shall not be unreasonably withheld, conditioned or delayed), and (b) Otic Pharma shall have the right to control the defense and settlement of any litigation related to this Agreement, the Transaction or the other transactions contemplated by this Agreement brought by any stockholder or any holder of other securities of Otic Pharma against Otic Pharma and/or its directors or officers, provided that Otic Pharma shall give Public Company the opportunity to participate in the defense of any such litigation and shall consider Public Company’s advice with respect to such litigation.

6.17 Lock-Up; Regulation S.

(a) Until the date which is 180 days following the Closing Date, each Shareholder, the 104H Trustee or the 102 Trustee, as applicable, will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any securities of Public Company, including shares of Public Company Common Stock or securities convertible into or exchangeable or exercisable for any such securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of such securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or otherwise to enter into any such transaction, swap, hedge or other arrangement.

(b) Each Regulation S Shareholder agrees (i) not to, in connection with the transactions contemplated by this Agreement, engage in any “directed selling efforts” within the United States, as such term is defined in Regulation S under the Securities Act, (ii) not to resell any Public Company Common Stock received pursuant to this Agreement except in accordance with the provisions of Regulation S under the Securities Act, pursuant to an effective registration statement or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to such shares of Public Company Common Stock, (iii) that Public Company will not register any proposed transfer of any shares of Public Company Common Stock by such Shareholder to the extent such transfer is proposed to not be made in accordance with the provisions of Regulation S, pursuant to an effective registration statement or pursuant to an available exemption from registration and (iv) not to sell or offer to sell any shares of Public Company Common Stock to any “U.S. person” (as such term is defined in Regulation S under the Securities Act), or for the account or benefit of any “U.S. person” (as such term is defined in Regulation S under the Securities Act), in each case until the date that is six-months following the Closing Date.

ARTICLE VII

CONDITIONS TO TRANSACTION

7.1 Conditions to Each Party’s Obligation To Effect the Transaction. The respective obligations of each party to this Agreement to effect the Transaction shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Public Company Voting Proposal shall have been approved at the Public Company Meeting, at which a quorum is present, by the requisite vote of the stockholders of Public Company under applicable law and stock market regulation.

(b) Governmental Approvals. All authorizations, consents, including each of the Israeli Tax Rulings, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Transaction and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Public Company Material Adverse Effect or a Otic Pharma Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions that would not reasonably be likely to have a Public Company Material Adverse Effect or a Otic Pharma Material Adverse Effect.

(c) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction.

(d) NASDAQ Notification. The NASDAQ Listing Application shall have been approved.

7.2 Additional Conditions to the Obligations of Public Company. The obligations of Public Company to effect the Transaction shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Public Company:

(a) Representations and Warranties. The representations and warranties of Otic Pharma set forth in this Agreement and in any certificate or other writing delivered by Otic Pharma pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct (without regard to any materiality, Otic Pharma Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Otic Pharma Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes contemplated by this Agreement and (C) where the failure to be true and correct (without regard to any materiality, Otic Pharma Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Otic Pharma Material Adverse Effect); provided, however, that the representations and warranties made by Shareholders in Sections 2.1, 2.2(a) and 2.3 and the representations and warranties made by Otic Pharma in Sections 3.2, 3.4(a) and 3.7(i) shall not be subject to the qualification set forth in clause (C) above; provided, further, that the representations and warranties set forth in Section 3.2(a) shall be true and correct except for such inaccuracies as are in the aggregate de minimis.

(b) Performance of Obligations of Shareholders and Otic Pharma. The Shareholders and Otic Pharma shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(c) No Otic Pharma Material Adverse Effect. No Otic Pharma Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d) Third Party Consents. Otic Pharma shall have obtained (i) all consents and approvals of third parties listed in Section 7.2(d)(i) of the Otic Pharma Disclosure Schedule and (ii) any other required consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Otic Pharma Material Adverse Effect (it being understood and agreed that the failure to obtain or effect any or all of the consents and approvals listed in Section 7.2(d)(ii) of the Otic Pharma Disclosure Schedule will not be reasonably likely to have a Otic Pharma Material Adverse Effect).

(e) Resignations. Public Company shall have received copies of the resignations, effective as of the Closing, of each director of Otic Pharma and its Subsidiaries.

(f) Officers’ Certificate. Public Company shall have received an officers’ certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Otic Pharma to the effect that the conditions of Sections 7.2(a), (b) and (c) have been satisfied.

7.3 Additional Conditions to the Obligations of Otic Pharma. The obligation of Otic Pharma to effect the Transaction shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Otic Pharma:

(a) Representations and Warranties. The representations and warranties of Public Company set forth in this Agreement and in any certificate or other writing delivered by Public Company pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct (without regard to any materiality, Public Company Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes contemplated by this Agreement and (C) where the failure to be true and correct (without regard to any materiality, Public Company Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect); provided, however, that the representations and warranties made by Public Company in Sections 4.2, 4.4(a), 4.4(d) and 4.7(i) shall not be subject to the qualification set forth in clause (C) above; provided, further, that the representations and warranties set forth in Section 4.2(a) shall be true and correct except for such inaccuracies as are in the aggregate de minimis.

(b) Performance of Obligations of Public Company. Public Company shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(c) No Public Company Material Adverse Effect. No Public Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d) Third Party Consents. Public Company shall have obtained (i) all consents and approvals of third parties listed in Section 7.3(d)(i) of the Public Company Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have an Public Company Material Adverse Effect (it being understood and agreed that the failure to obtain or effect any or all of the consents and approvals listed in Section 7.3(d)(ii) of the Public Company Disclosure Schedule will not be reasonably likely to have a Public Company Material Adverse Effect).

(e) Resignations. Otic Pharma shall have received copies of the resignations, effective as of the Closing, of the directors of Public Company who will not continue to serve in such roles after the Closing.

(f) Israeli Tax Rulings. Otic Pharma shall have prepared, filed and received all Israeli Tax Rulings with respect to the transactions contemplated hereunder.

(g) Office of the Chief Scientist. The Public Company shall have delivered to Otic Pharma an executed copy of an undertaking in the standard form required by the OCS from non-Israeli residents investing in Israeli companies which have received support from the OCS, substantially in the form attached hereto as Exhibit C (the “OCS Undertaking”).

(h) Officers’ Certificate. Otic Pharma shall have received an officers’ certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Public Company to the effect that the conditions of Sections 7.3(a), (b), and (c) have been satisfied.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 8.1(b) through 8.1(k), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of the Transaction by the stockholders of Otic Pharma or Public Company:

(a) by mutual written consent of Public Company and Otic Pharma;

(b) by either Public Company or Otic Pharma if the Transaction shall not have been consummated by April 30, 2016 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Transaction to occur on or before the Outside Date);

(c) by either Public Company or Otic Pharma if a Governmental Entity of competent jurisdiction shall have issued a non-appealable final order, decree or ruling or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of any such order, decree, ruling or other action is attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Closing;

(d) by either Public Company or Otic Pharma if at the Public Company Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the Public Company Voting Proposal is taken, the requisite vote of the stockholders of Public Company in favor of Public Company Voting Proposal shall not have been obtained;

(e) by Public Company, if Otic Pharma shall have knowingly and materially breached its obligations under Section 6.1 of this Agreement;

(f) by Otic Pharma, if at any time prior to the receipt of the Public Company Stockholder Approval: (i) Public Company Board shall have failed to give its recommendation to the approval of the Public Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Public Company Voting Proposal; (ii) Public Company Board (or any committee thereof) shall have approved or recommended to the stockholders of Public Company an Acquisition Proposal; (iii) a tender offer or exchange offer for outstanding shares of Public Company Common Stock is commenced (other than by Otic Pharma or an Affiliate of Otic Pharma), and Public Company Board (or any committee thereof) recommends that the stockholders of Public Company tender their shares in such tender or exchange offer or, within ten Business Days after the commencement of such tender offer or exchange offer, Public Company Board fails to recommend against acceptance of such offer; or (iv) Public Company shall have knowingly and materially breached its obligations under Section 6.1 or Section 6.5(b) of this Agreement;

(g) by Public Company, if there has been a material breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.1) on the part of Otic Pharma, which breach would cause the conditions set forth in Section 7.2(a) or (b) not to be satisfied; provided that Public Company is not then in material breach of any representation, warranty or covenant under this Agreement and provided, further, that if such breach or failure to perform is curable by Otic Pharma, as applicable, then this Agreement shall not terminate pursuant to this Section 8.1(g) as a result of such particular breach or failure until the earlier of the Outside Date or the expiration of a thirty (30) day period commencing upon delivery of written notice from Public Company to Otic Pharma of such breach or failure, and it being understood that this Agreement shall not terminate pursuant to this Section 8.1(g) as a result of such particular breach or violation if such breach or violation is cured prior to such termination becoming effective;

(h) by Otic Pharma, if there has been a material breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.1) on the part of Public Company, which breach would cause the conditions set forth in Section 7.3(a) or (b) not to be satisfied; provided that Otic Pharma is not then in material breach of any representation, warranty or covenant under this Agreement and provided, further, that if such breach or failure to perform is curable by Public Company, then this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or failure until the earlier of the Outside Date or the expiration of a thirty (30) day period commencing upon delivery of written notice from Otic Pharma to Public Company of such breach or failure, and it being understood that this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or violation if such breach or violation is cured prior to such termination becoming effective;

(i) [Intentionally omitted]

(j) [Intentionally omitted]

(k) by Public Company if, at any time prior to the receipt of the Public Company Stockholder Approval, each of the following occur: (A) Public Company shall have received a Superior Proposal; (B) Public Company shall have complied in all material respects with its obligations under Section 6.1 in order to accept such Superior Proposal; (C) the Public Company Board approves, and Public Company concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or concurrently with such termination, Public Company pays to Otic Pharma the amount contemplated by Section 8.3(c).

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Public Company, Otic Pharma, or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any knowing and intentional breach of this Agreement and (b) the provisions of

Sections 3.20 and 4.21 (Brokers; Fees and Expenses), Section 5.3 (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Transaction is consummated.

(b) Otic Pharma shall pay Public Company a termination fee of $1,500,000 (the “Otic Pharma Termination Fee”) in the event of the termination of this Agreement:

(i) by Public Company pursuant to Sections 8.1(e); or

(ii) by Public Company pursuant to Section 8.1(g).

(c) Public Company shall pay Otic Pharma a termination fee of $1,000,000 (the “Public Company Termination Fee”) in the event of the termination of this Agreement:

(i) by Otic Pharma pursuant to Section 8.1(f);

(ii) by Public Company pursuant to Section 8.1(k); or

(iii) by Public Company or Otic Pharma, as applicable, pursuant to Sections 8.1(b) or 8.1(h), so long as (A) prior to the termination of this Agreement, any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement with respect to Public Company; and (B) within 12 months after such termination Public Company enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided that for purposes of this Section 8.3(c)(iii), the references to 15% in the definition of Acquisition Proposal shall be deemed to be 50%).

(d) Any fee due under Section 8.3(b)(i) or 8.3(c)(i) shall be paid by wire transfer of same day funds within one Business Day of the date of termination of this Agreement. Any fee due under Section 8.3(b)(ii) or 8.3(c)(ii) shall be paid by wire transfer of same day funds on the date of termination of this Agreement (and shall be a condition to the effectiveness of such termination). Any fee due under Section 8.3(c)(iii) shall be paid by wire transfer of same-day funds within two Business Days after the date on which the transaction referenced in Section 8.3(c)(iii)(B) is consummated. If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

(e) The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. Notwithstanding Section 8.2 or any other provision of this Agreement, payment of the termination fees described in this Section 8.3 shall constitute the sole and exclusive remedy of Public Company or Otic Pharma, as applicable in connection with any termination of this Agreement in the circumstances in which such fees became payable. In the event that Public Company or Otic Pharma shall receive the payment of a termination fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Public Company and any of its Affiliates or Otic Pharma and any of its Affiliates, as applicable, or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Public Company, any of its Affiliates or Otic Pharma or any of its Affiliates, as applicable, or any other person, shall be entitled to bring or maintain any other claim, action or proceeding against Public Company or Otic Pharma, as applicable, or any of their respective Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

(f) The parties hereto acknowledge and agree that (i) in no event shall Otic Pharma be required to pay Otic Pharma Termination Fee on more than one occasion, nor shall Public Company be required to pay Public Company Termination Fee on more than one occasion and (ii) in each case whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

8.4 Amendment. This Agreement may be amended by the parties hereto, with respect to Public Company and Otic Pharma, by action taken or authorized by their respective Boards of Directors, and, with respect to the Shareholders, by action taken by the Shareholders holding a majority of the issued and outstanding Otic Pharma Share Capital, at any time before or after approval of the matters presented in connection with the Transaction by the stockholders of any of the parties, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Public Company, Otic Pharma and the Shareholders holding a majority of the issued and outstanding Otic Pharma Share Capital.

8.5 Extension; Waiver. At any time prior to the Closing, Public Company or Otic Pharma, by action taken or authorized by their respective Boards of Directors, or the the Shareholders holding a majority of the issued and outstanding Otic Pharma Share Capital, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require action by the respective boards of directors of the applicable parties.

ARTICLE IX

MISCELLANEOUS

9.1 Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Closing, except for the agreements contained in Article I, Article II, Section 6.9, 6.12 and 6.13 and this Article IX. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Transaction.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, in each case to the intended recipient as set forth below:

(a)	if to Public Company, to

Tokai Pharmaceuticals, Inc.

Jodie P. Morrison

President and Chief Executive Officer

255 State Street, 6th Floor

Boston, MA 02109

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn:  Stuart M. Falber, Esq.

          Hal J. Leibowitz, Esq.

Telecopy: (617) 526-5000

(b)	if to Otic Pharma, to

Otic Pharma, Ltd.

Gregory J. Flesher

Chief Executive Officer

19900 MacArthur Blvd., Suite 550

Irvine, California 92612

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher, LLP

555 Mission Street, Suite 3000

San Francisco, California 94105

Attn: Ryan A. Murr

and

Yigal Arnon & Co.

22 Rivlin Street

Jerusalem 9424018, Israel

Attn: Barry Levenfeld

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder, except as set forth in or contemplated by the terms and provisions of Section 6.9.

9.5 Assignment. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.5 is void.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where this Agreement refers to information that was “made available”, that means that such information was either (i) provided directly to the Public Company or Otic Pharma, as applicable, by the other party, (ii) included in the virtual data rooms established by Public Company and Otic Pharma created for the purposes of providing information to the other party in connection with this Agreement at least three Business Days prior to the execution and delivery of this Agreement or (iii) solely with respect to information made available by Public Company, filed with and publicly available on the SEC’s EDGAR system prior to the date of this Agreement. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware; provided, that this Agreement will be governed by and construed in accordance with the laws of the State of Israel solely to the extent necessary to effect the purchase by the Public Company and the sale by the Shareholders of the shares of Otic Pharma Share Capital and the transactions related thereto.

9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.13 Disclosure Schedule. Each of the Otic Pharma Disclosure Schedule and the Public Company Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify only (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Otic Pharma Disclosure Schedule or the Public Company Disclosure Schedule, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Otic Pharma Material Adverse Effect or a Public Company Material Adverse Effect, as applicable, or is outside the Ordinary Course of Business.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TOKAI PHARMACEUTICALS, INC.

By:	/s/ Jodie P. Morrison
Name:	Jodie Morrison
Title:	Chief Executive Officer

OTIC PHARMA, LTD.

By:	/s/ Gregory Flesher
Name:	Gregory Flesher
Title:	Chief Executive Officer

SHAREHOLDER

INCENTIVE II MANAGEMENT LTD.

By:	/s/ Eyal Lifschitz, Boris Lifschitz
Name: Eyal Lifschitz, Boris Lifschitz
Title:

[Signature Page to Share Purchase Agreement]

SHAREHOLDER

PURE ACOUSTICS INC.

By:	/s/ Rami Ezratty
Name: Rami Ezratty
Title: President

[Signature Page to Share Purchase Agreement]

SHAREHOLDER

PEREGRINE VC INVESTMENTS II (ISRAEL), L.P.

By:	/s/ Eyal Lifschitz, Boris Lifschitz
Name: Eyal Lifschitz, Boris Lifschitz Peregrine Ventures Management Ltd.

[Signature Page to Share Purchase Agreement]

SHAREHOLDER

PEREGRINE VC INVESTMENTS II (US INVESTORS), L.P.

By:	/s/ Eyal Lifschitz, Boris Lifschitz
Name: Eyal Lifschitz, Boris Lifschitz Peregrine Ventures Management Ltd.

[Signature Page to Share Purchase Agreement]

SHAREHOLDER

PEREGRINE VC INVESTMENTS II (OTHER INVESTORS), L.P.

By:	/s/ Eyal Lifschitz, Boris Lifschitz
Name: Eyal Lifschitz, Boris Lifschitz Peregrine Ventures Management Ltd.

[Signature Page to Share Purchase Agreement]

SHAREHOLDER

PEREGRINE II MANAGEMENT LTD.

By:	/s/ Eyal Lifschitz, Boris Lifschitz
Name: Eyal Lifschitz, Boris Lifschitz Peregrine Ventures Management Ltd.

[Signature Page to Share Purchase Agreement]

SHAREHOLDER

DAN WIZNIZER LTD.

By:	/s/ Dan Wiznizer
Name: Dan Wiznizer
Title: CEO

[Signature Page to Share Purchase Agreement]

SHAREHOLDER

ORBIMED ISRAEL PARTNERS LIMITED PARTNERSHIP

By:	/s/ Nissim Darvish Erez Chimovitz
Name: Nissim Darvish Erez Chimovitz
Title: Senior Managing Director

[Signature Page to Share Purchase Agreement]

SHAREHOLDER

PONTIFAX (ISRAEL) III LIMITED PARTNERSHIP

By:	/s/ Tomer Kariv
Name: Tomer Kariv
Title:

[Signature Page to Share Purchase Agreement]

SHAREHOLDER

PONTIFAX (CAYMAN) III LIMITED PARTNERSHIP

By:	/s/ Tomer Kariv
Name: Tomer Kariv
Title:

[Signature Page to Share Purchase Agreement]

SHAREHOLDER

/s/ Dr. Gadi Riesenfeld
Dr. Gadi Riesenfeld

[Signature Page to Share Purchase Agreement]

SHAREHOLDER

/s/ Yosef Krespi
Yosef Krespi

[Signature Page to Share Purchase Agreement]

SHAREHOLDER

/s/ Yosef and Lusi Krespi
Yosef and Lusi Krespi

[Signature Page to Share Purchase Agreement]

SHAREHOLDER

/s/ Lisandro Yelin
Lisandro Yelin

[Signature Page to Share Purchase Agreement]

SHAREHOLDER

/s/ Dr. Eran Eilat
Dr. Eran Eilat

[Signature Page to Share Purchase Agreement]

SHAREHOLDER

/s/ Anat Nursella
Chen Schor (by proxy)

[Signature Page to Share Purchase Agreement]

SHAREHOLDER

OTODYNE INC. (by proxy)

By:	/s/ Gregory J. Flesher
Name: Gregory J. Flesher
Title: Chief Executive Officer

[Signature Page to Share Purchase Agreement]

SHAREHOLDER

/s/ Anat Nursella
Rodrigo Yelin (by proxy)

[Signature Page to Share Purchase Agreement]